Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

Including the Associated Rights

of

DYNEGY INC.

at

$5.50 Net Per Share

By

IEH MERGER SUB LLC

a wholly-owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00

MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 25, 2011, UNLESS THE

OFFER IS EXTENDED OR EARLIER TERMINATED.

THE OFFER IS BEING MADE BY IEH MERGER SUB LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “OFFEROR”), PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 15, 2010 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “MERGER AGREEMENT”), BY AND AMONG DYNEGY INC., A DELAWARE CORPORATION (THE “COMPANY” OR “DYNEGY”), THE OFFEROR, AND IEP MERGER SUB INC., A DELAWARE CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF THE OFFEROR (“MERGER SUB”), AND IS BEING MADE BY THE OFFEROR TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY (THE “COMMON STOCK”) INCLUDING THE ASSOCIATED RIGHTS ISSUED PURSUANT TO THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT, DATED AS OF NOVEMBER 22, 2010, AND AS AMENDED ON DECEMBER 15, 2010 (AS IT MAY BE FURTHER AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”), BETWEEN THE COMPANY AND MELLON INVESTOR SERVICES LLC, AS RIGHTS AGENT, THAT ARE ISSUED AND OUTSTANDING (THE “RIGHTS” AND, TOGETHER WITH THE COMMON STOCK, THE “SHARES”), FOR $5.50 PER SHARE IN CASH, WITHOUT INTEREST, LESS ANY APPLICABLE WITHHOLDING TAXES (THE “OFFER PRICE”), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). PURSUANT TO THE MERGER AGREEMENT, FOLLOWING THE CONSUMMATION OF THE OFFER AND THE SATISFACTION OR WAIVER OF EACH OF THE APPLICABLE CONDITIONS SET FORTH IN THE MERGER AGREEMENT, MERGER SUB WILL MERGE WITH AND INTO THE COMPANY (WHICH WE REFER TO AS THE “MERGER”), WITH THE COMPANY CONTINUING AS THE SURVIVING CORPORATION IN THE MERGER (THE “SURVIVING CORPORATION”) AND AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF ICAHN ENTERPRISES HOLDINGS L.P., A DELAWARE LIMITED PARTNERSHIP (“IEH”). PURSUANT TO A GUARANTEE AGREEMENT ENTERED INTO SIMULTANEOUSLY WITH THE MERGER AGREEMENT, IEH IS GUARANTEEING THE PAYMENT AND OTHER OBLIGATIONS OF THE OFFEROR AND MERGER SUB UNDER THE MERGER AGREEMENT AND IN CONNECTION WITH THE OFFER (OTHER THAN OBLIGATIONS RELATED TO INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY). PURSUANT TO A STOCKHOLDER SUPPORT AGREEMENT (THE “STOCKHOLDER SUPPORT AGREEMENT”) ENTERED INTO SIMULTANEOUSLY WITH THE MERGER AGREEMENT, CERTAIN STOCKHOLDERS AFFILIATED WITH IEH (THE “SUPPORT PARTIES”) HAVE AGREED, SUBJECT TO THE TERMS AND CONDITIONS OF SUCH AGREEMENT, TO, AMONG OTHER THINGS, VOTE SHARES (AND SHARES UNDERLYING CALL OPTIONS TO THE EXTENT EXERCISED), CONSTITUTING UP TO APPROXIMATELY 14.92% OF THE ISSUED AND OUTSTANDING SHARES, IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF NECESSARY, AND CERTAIN OTHER MATTERS. AS A RESULT OF THE MERGER, EACH ISSUED AND OUTSTANDING SHARE OF COMMON STOCK (OTHER THAN SHARES OF COMMON STOCK OWNED BY THE OFFEROR, MERGER SUB, THE COMPANY OR ANY OF THEIR RESPECTIVE DIRECT OR INDIRECT SUBSIDIARIES OR BY ANY STOCKHOLDER OF THE COMPANY WHO IS ENTITLED TO AND PROPERLY EXERCISES APPRAISAL RIGHTS UNDER DELAWARE LAW) WILL BE CONVERTED INTO THE RIGHT TO RECEIVE THE OFFER PRICE. IN CERTAIN CASES, MERGER

SUB, THE OFFEROR AND THE COMPANY HAVE AGREED TO PROCEED WITH A ONE-STEP MERGER TRANSACTION IF THE OFFER IS NOT COMPLETED. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT FOR THE SHARES.

The Company has informed us that the Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors of the Company consisting only of independent directors of the Company, has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

The Offer is not conditioned upon the Offeror obtaining financing. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn prior to midnight New York City time, on January 25, 2011 (the “Expiration Date”, unless the Offeror shall have extended the period during which the Offer is open pursuant to and in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the time and date at which the Offer, as so extended by the Offeror, shall expire) that number of Shares which, when added to any Shares already owned by the Offeror, its subsidiaries and certain affiliates of the Offeror that are parties to the Stockholder Support Agreement (including Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for prior to the Expiration Date), represents at least a majority of the issued and outstanding Shares on a fully diluted basis as of the Expiration Date (assuming the issuance of all Shares that may be issued upon the vesting of outstanding restricted stock of the Company (“Company Restricted Stock”), plus Shares issuable upon the exercise of all outstanding options to purchase Shares under Company stock plans (“Company Stock Options”), warrants and other rights to purchase Shares with an exercise price per Share less than the Offer Price) (such condition, “Minimum Condition”). The Offer is also subject to the satisfaction, prior to the Expiration Date, of certain other conditions set forth in this Offer to Purchase, including, among other conditions, that (i) the Merger Agreement shall not have been terminated in accordance with its terms, (ii) the approval of the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act, as amended (the “FPA”), shall have been received and the approval, or a determination that no approval is required, of the New York State Public Service Commission (the “NYPSC”) under the New York Public Service Law, as amended, shall have been received with respect to the consummation of the Offer and the Merger, and (iii) the waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), shall have expired or been terminated (the conditions set forth in clauses (ii) and (iii) above, the “Regulatory Condition”). The Offer is also subject to other conditions. See Section 15 — “CONDITIONS OF THE OFFER.”

FOR CERTAIN EFFECTS OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY, SEE SECTION 13– CERTAIN EFFECTS OF THE OFFER. FOR THE AVOIDANCE OF DOUBT, NONE OF THE EFFECTS DESCRIBED THEREIN WILL AFFECT THE CONSUMMATION OF THE OFFER IF ALL THE CONDITIONS TO THE OFFER ARE SATISFIED.

A summary of the principal terms of the Offer begins on page 1. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the location and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Stockholders Call Toll Free: (800) 607-0088

E-mail: DYN@morrowco.com

December 22, 2010

IMPORTANT

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), and either (i) deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights are not available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.”

* * * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Morrow & Co., LLC, as information agent for the Offer (which we refer to as the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SUMMARY TERM SHEET

The Offeror, a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership, is offering to purchase all of the issued and outstanding Shares for the Offer Price. The following are some of the questions that you, a holder of Shares, may have and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to the Offeror.

WHO IS OFFERING TO BUY MY SECURITIES?

Our name is IEH Merger Sub LLC. We are a Delaware limited liability company and a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., an entity affiliated with Carl Icahn. Certain other entities affiliated with Carl Icahn beneficially own an aggregate of approximately 14.92% (including options to purchase Shares) of the issued and outstanding Shares. We were formed for the purpose of acquiring all of the issued and outstanding Shares and completing the process by which a wholly-owned subsidiary of the Offeror will be merged with and into Dynegy. See the “Introduction” to this Offer to Purchase and Section 8 — “CERTAIN INFORMATION CONCERNING THE OFFEROR”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are offering to purchase all of the issued and outstanding Shares; each Share is comprised of one share of common stock par value $.01 of the Company together with one associated right issued pursuant to the Rights Agreement. See the “Introduction” and Section 1 — “TERMS OF THE OFFER”.

WHAT ARE THE ASSOCIATED RIGHTS?

The associated rights are rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of November 22, 2010, and as amended on December 15, 2010, between Dynegy and Mellon Investor Services LLC, as Rights Agent, that are issued and outstanding. The Rights were issued to all Dynegy stockholders, but currently are not represented by separate certificates. A tender of your Shares will include a tender of both your shares of Common Stock and the associated Rights, unless certificates representing the Rights are issued prior to the consummation of the Offer.

WHY ARE YOU MAKING THE OFFER?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Dynegy. If the Offer is consummated, and subject to the satisfaction or waiver of certain conditions in the Merger Agreement, Merger Sub will merge with and into Dynegy (the “Merger”). Upon consummation of the Merger, Dynegy would be our wholly-owned subsidiary.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

We are offering to pay $5.50 per share, without interest, net to you, in cash, but subject to any withholding of taxes, for each Share tendered and accepted for payment in the Offer. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

Yes. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS” and Section 15 — “CONDITIONS OF THE OFFER.”

WHAT DOES THE BOARD OF DIRECTORS OF DYNEGY THINK OF THE OFFER?

The Offer is being made pursuant to the Merger Agreement with Dynegy, the Offeror and Merger Sub, a wholly-owned subsidiary of the Offeror. Dynegy has informed us that the Board of Directors of Dynegy, acting upon the recommendation of a special committee of the Board of Directors of Dynegy consisting only of independent directors of Dynegy, has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES IN THE OFFER OR TO OTHERWISE SUPPORT THE OFFER OR THE MERGER?

Yes. Concurrently with the execution of the Merger Agreement, certain entities affiliated with Icahn Enterprises Holdings L.P. entered into a support agreement with Dynegy (the “Stockholder Support Agreement”) pursuant to which such stockholders have agreed, subject to the conditions of such agreement, to, among other things, vote Shares (and Shares underlying call options to the extent exercised), constituting up to approximately 14.92% of the issued and outstanding Shares, in favor of the adoption of the Merger Agreement, if necessary. The Stockholder Support Agreement will be terminated in certain circumstances, including upon termination of the Merger Agreement under specified circumstances. In addition, pursuant to a Guarantee Agreement entered into simultaneously with the Merger Agreement (the “Guarantee”), Icahn Enterprises Holdings L.P. is guaranteeing the payment and other obligations of the Offeror and Merger Sub under the Merger Agreement and in connection with the Offer (other than obligations related to indemnification of directors and officers of Dynegy). See Section 12 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.” To our knowledge, as of December 22, 2010, no other stockholders have agreed to tender any Shares in the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On August 12, 2010, the last trading day before the Agreement and Plan of Merger, dated August 13, 2010 (as amended on November 16, 2010, the “Prior Merger Agreement”), by and among Dynegy, Denali Parent Inc., a Delaware corporation (“Denali Parent”) which is an affiliate of The Blackstone Group L.P., and Denali Merger Sub Inc., a Delaware corporation which is a wholly-owned direct subsidiary of Denali Parent, was executed and publicly announced, the closing price of Dynegy’s Common Stock reported on the New York Stock Exchange (the “NYSE”) was $2.78 per Share. On December 14, 2010, the last trading day before we announced the execution of the Merger Agreement, the closing price of Dynegy’s common stock reported on the NYSE was $5.45 per Share. On December 21, 2010, the last full trading day before commencement of the Offer, the closing price of Dynegy’s Common Stock reported on the NYSE was $5.85 per Share. We advise you to obtain a recent quotation for Dynegy’s Common Stock in deciding whether to tender your Shares. See Section 6 — “PRICE RANGE OF THE SHARES”.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the record owner of your Shares and you tender your Shares to the Offeror in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker or other nominee, and your bank, broker or other nominee tenders your Shares on your behalf, your bank, broker or other nominee may charge you a fee for doing so. You should consult your bank, broker or other nominee to determine whether any charges will apply. See the “Introduction”.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. We and our parent, Icahn Enterprises Holdings L.P., are able to provide 100% of the funds required to pay for the Shares tendered from our working capital and available lines of credit, revolvers, margin borrowings and from our ability to realize cash upon the sale of liquid securities. The Offer is not conditioned upon us entering into any financing arrangements. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash and we have all of the financial resources necessary to complete the Offer. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

WHAT IS THE “MINIMUM CONDITION” TO THE OFFER?

We are not obligated to purchase any Shares that are validly tendered in the Offer unless there has been validly tendered in the Offer and not withdrawn before the expiration of the Offer that number of Shares which, when added to any Shares already owned by the Offeror, its subsidiaries and the parties to the Stockholder Support Agreement (including Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for prior to the expiration date of the Offer), represents at least a majority of the issued and outstanding Shares on a fully diluted basis as of the expiration date of the Offer (assuming the issuance of all Shares that may be issued upon the vesting of outstanding Company Restricted Stock, plus Shares issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase Shares with an exercise price per Share less than the Offer Price). We refer to this condition as the “Minimum Condition.” See Section 15 — “CONDITIONS OF THE OFFER”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER OTHER THAN THE MINIMUM CONDITION?

•	We are not obligated to purchase any Shares if the Merger Agreement is terminated by Dynegy, Merger Sub or the Offeror in accordance with its terms prior to the expiration date of the Offer.

•	We are not obligated to purchase any Shares unless the waiting period applicable to the consummation of the Offer under the HSR Act has expired or been terminated.

•

We are not obligated to purchase any Shares unless prior to the expiration date of the Offer the approval of FERC under Section 203 of the FPA is received and the approval, or a determination that no approval is required, of the NYSPSC under the New York State Public Service Law, as amended, is received with respect to the consummation of the Offer and the Merger.

The Offer is also subject to other conditions. See Section 15 — “CONDITIONS OF THE OFFER”. The Offer is not conditioned upon our obtaining financing.

UPON THE SUCCESSFUL CONSUMMATION OF THE OFFER, WILL DYNEGY CONTINUE AS A PUBLIC COMPANY?

No. Following the purchase of Shares in the Offer, and subject to the satisfaction or waiver of certain conditions in the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of the Offeror. If the Merger takes place, Dynegy’s equity interest will no longer be publicly owned. Even if for some reason the Merger does not take place but we purchase all of the tendered Shares, then there may be so few remaining stockholders and publicly held Shares that the Common Stock will no longer be eligible to be traded on the NYSE or any other securities exchange, there may not be a public trading market for the Common Stock, and Dynegy may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies on account of its equity interests. See Section 13 — “CERTAIN EFFECTS OF THE OFFER.”

If the Minimum Condition is satisfied and the Offeror accepts for payment and pays for the Shares tendered in the Offer, the Offeror will be able to designate directors constituting a majority of Dynegy’s Board of Directors. However, following the consummation of the Offer until the consummation of the Merger, Offeror and Dynegy have agreed to use their respective reasonable best efforts to cause at least three current members of the Dynegy Board of Directors as of December 15, 2010, who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Securities Laws) of Offeror and who will be independent for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act”) (“Independent Directors”), to remain as directors, and if at any time there are fewer than three independent directors, Dynegy’s Board of Directors will take all action necessary to appoint replacement Independent Director(s). The Company and Offeror have also agreed take reasonable best efforts, following the consummation of the Offer until the consummation of the Merger, to designate and continue the existence of an independent director committee comprised solely of the Independent Directors and which, subject to applicable law, will be delegated all power, right and authority of the Dynegy Board of Directors (i) to amend the Merger Agreement, (ii) to waive or elect to enforce any of Dynegy’s rights and remedies under the Merger Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Offeror or Merger Sub, (iv) to take any other action by the Company in connection with the Merger Agreement and the transactions contemplated thereby, (v) to authorize any amendments to the certificate of incorporation or bylaws in a manner adverse to the holders of Shares, or (vi) to cease the Company’s compliance with the continuing listing requirements of the NYSE. In addition, after completion of the Offer, Dynegy has agreed to elect “controlled company” status for purposes of the applicable NYSE Rules, which means that Dynegy would be exempt from the requirement that Dynegy’s Board of Directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee of Dynegy’s Board of Directors. The controlled company exemption does not modify the independence requirements for the Audit and Compliance Committee of Dynegy’s Board of Directors. After completion of the Merger that is expected to follow the Offer, affiliates of the Offeror will own all of the outstanding capital stock of Dynegy, and the Shares will no longer be publicly owned. See Section 11 — “THE MERGER AGREEMENT — COMPOSITION OF COMPANY BOARD AND BOARD COMMITTEES” and Section 13 — “CERTAIN EFFECTS OF THE OFFER”.

IF YOU DO NOT COMPLETE THE OFFER, WILL YOU NEVERTHELESS COMPLETE THE MERGER?

In the event that the Minimum Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger, without the prior completion of the Offer, after receipt of the vote of the holders of a majority of the issued and outstanding shares of Common Stock on a record date yet to be selected in favor of the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to conditions similar to the conditions to the Offer, other than the addition of a condition that the holders of a majority of the issued and outstanding shares of Common Stock have adopted the Merger Agreement and the inapplicability of the Minimum Condition.

If we do not complete the Offer, Dynegy has agreed to hold a meeting of its stockholders to consider and vote on the adoption of the Merger Agreement and will separately mail a proxy statement related to that stockholder meeting to holders of record of Shares as of the record date for the stockholder meeting. If the Merger Agreement is terminated pursuant to a Tender Termination, as defined in “The Merger Agreement — Termination of the Offer” herein, or has been duly adopted by holders of a majority of the issued and outstanding Shares in accordance with the Merger Agreement and applicable law and the certificate of incorporation and bylaws of Dynegy, the Offeror will promptly (and in any event within one (1) business day of such adoption), irrevocably and unconditionally terminate the Offer. We are not asking you to take any action with respect to the Merger at this time.

IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

You will not have appraisal rights in the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under Delaware law. If you have and choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under Delaware law, you will be entitled to payment for your shares of Common Stock based on a judicial determination of their fair value. This value may be more or less than the price that we are offering to pay you for your Shares in the Offer. See Section 12 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If the Merger is consummated, then stockholders not tendering their Shares in the Offer will receive the same amount of cash per share of Common Stock that they would have received had they tendered their Shares in the Offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you may be paid earlier if you tender your Shares and that no appraisal rights will be available. If the Merger does not take place, however, the number of stockholders and the number of Shares that are held by the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described above, Dynegy may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies on account of its equity interests. See the “Introduction” and Section 13 — “CERTAIN EFFECTS OF THE OFFER”.

IF I TENDER MY SHARES, WHEN AND HOW WILL I GET PAID?

If the conditions to the Offer as set forth in Section 15 — “CONDITIONS OF THE OFFER” are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $5.50 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1 — “TERMS OF THE OFFER” and Section 4 — “ACCEPTANCE FOR PAYMENT AND PAYMENT OF SHARES”.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on January 25, 2011, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 — “TERMS OF THE OFFER” and Section 2 — “PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If on or prior to January 25, 2011, any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer from time to time to permit the satisfaction of the conditions. However, we are not required to extend the Offer beyond February 28, 2011 (which date may be extended by either party under the Merger Agreement to April 30, 2011 under certain circumstances).

We may elect to extend the Expiration Date for any period required by applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) and the rules and regulations of the NYSE applicable to the Offer (it being understood that if we increase the Offer Price, we will be required to extend the Expiration Date for the minimum period required under the Securities Laws).

If the Merger Agreement is terminated, other than pursuant to a Tender Termination, the Offeror will not be required to terminate the Offer prior to September 15, 2011 if certain conditions related to the Offer continue to be satisfied. See “THE MERGER AGREEMENT — CONTINUATION OF THE OFFER.”

See Section 1 — “TERMS OF THE OFFER” for additional information about our obligations to extend the Offer.

WILL YOU PROVIDE A SUBSEQUENT OFFERING PERIOD?

We may elect to provide, and, in accordance with the terms of the Merger Agreement, Dynegy may require us to provide, a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act, following our acceptance for payment of Shares tendered in the Offer. The subsequent offering period may be between three and 20 business days in the aggregate. Although we reserve our right to provide one or more subsequent offering periods, we do not currently intend to provide a subsequent offering period. During any subsequent offering period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive the Offer Price, net to you in cash, without interest. See Section 1 — “TERMS OF THE OFFER” and Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS”.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF A SUBSEQUENT OFFERING PERIOD IS PROVIDED?

If we extend the Offer or provide a subsequent offering period, we will inform American Stock Transfer & Trust Company, LLC (which is the depositary for the Offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “TERMS OF THE OFFER”.

ARE THERE ANY CONSEQUENCES OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY OF WHICH I SHOULD BE AWARE?

If the Offeror and its affiliates (or any “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) become the owner of 42% or more of the issued and outstanding shares of Common Stock, including as a result of the consummation of the Offer, the lenders under the Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, as amended, by and among Dynegy Holdings Inc., as borrower, the parent guarantors party thereto, the other guarantors party thereto, the lenders party thereto and various other parties thereto (the “Credit Agreement”) will have the right to cause all unpaid amounts to be immediately due and payable. Because the Offeror and its affiliates currently beneficially own 14.92% of Dynegy’s issued and outstanding Shares (including options to purchase Shares), if they acquire an additional 27.08% or more of the Shares (including pursuant to the Offer), a change of control will occur under the Credit Agreement and the lenders will have the right to cause all unpaid amounts to be immediately due and payable.

Dynegy reported in its Form 10-Q filed with the SEC on November 9, 2010, that as of September 30, 2010, approximately $918 million was outstanding under the Credit Agreement, consisting of an $825 million term letter of credit facility (as of September 30, 2010, letters of credit issued under the letter of credit facility were approximately $453 million) and a $68 million senior secured term loan facility. In addition, if Dynegy fails to pay the outstanding indebtedness under the Credit Agreement when due, including as a result of an acceleration of the maturity dates as described above, there will occur an event of default under the indentures governing Dynegy’s outstanding notes and agreements governing its other outstanding indebtedness which will enable the holders of those notes to declare the notes, and the lenders holding any other indebtedness, to become immediately due and payable. Dynegy reported in its Form 10-Q filed with the SEC on November 9, 2010, that as of September 30, 2010, it had approximately $4.7 billion of outstanding indebtedness.

Pursuant to the Merger Agreement, the Offeror has agreed that from and after the consummation of the Offer, it will provide or cause to be provided sufficient funding to the Company and its subsidiaries to permit them to operate their respective businesses and operations in the ordinary course of business consistent with past practice, and, to the extent requested by the Company, to repay any outstanding indebtedness of the Company and its subsidiaries that is due and payable in connection with the consummation of the Offer, up to $1.0 billion in the aggregate. In addition, we intend to work with Dynegy to explore other refinancing options with respect to the Company’s existing Credit Agreement.

The foregoing description of the Company’s existing indebtedness is qualified in its entirety by reference to the definitive documents governing that indebtedness, copies of which have been filed by the Company with the SEC. We take no responsibility for the accuracy or completeness of those filings. See Section 7 — “CERTAIN INFORMATION CONCERNING THE COMPANY”.

ARE THERE ANY CONSEQUENCES OF THE OFFER ON THE PRIOR MERGER AGREEMENT OF WHICH I SHOULD BE AWARE?

Amendment No. 1 to the Prior Merger Agreement, dated November 16, 2010, requires Dynegy to pay a termination fee equal to $16.3 million to Denali Parent in the event the Minimum Condition is satisfied and the Offer is consummated, within three business days of such consummation.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver the certificates representing your shares of Common Stock and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, together with a completed letter of transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, before the time the Offer expires. If your Shares are held in “street name” through a bank, broker or other nominee, the Shares can be tendered by your bank, broker or other nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration date of the Offer, you may get additional time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three NYSE trading days after the date of the notice of guaranteed delivery. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

CAN HOLDERS OF VESTED COMPANY STOCK OPTIONS, COMPANY RESTRICTED STOCK, PHANTOM STOCK UNITS OR PERFORMANCE UNIT AWARDS PARTICIPATE IN THE OFFER?

The Offer is only for Shares and not for any Company Stock Options, Company Restricted Stock, phantom stock units of the Company or performance awards of the Company. If you hold vested but unexercised Company Stock Options or Company Restricted Stock and you wish to participate in the Offer, you must exercise your Company Stock Options or settle your Company Restricted Stock in accordance with the terms of the applicable stock option plan or equity incentive plan, and tender the Shares received upon the exercise or settlement in accordance with the terms of the Offer. See Section 3 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

However, at the closing of the Merger, each outstanding Company Stock Option, vested or unvested, shall be cancelled for no payment if such Company Stock Option has an exercise price greater than the Offer Price and, if such Company Stock Option exercise price is not greater than the Offer Price, shall only entitle the holder thereof to receive, no later than three (3) business days after the closing date of the Merger, an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the applicable Company Stock Option immediately prior to the closing date of the Merger and (ii) the excess, if any, of the Offer Price over the exercise price per share of Common Stock under such Company Stock Option, less applicable taxes required to be withheld with respect to such payment. In addition, at the closing of the Merger, each outstanding share of Company Restricted Stock, if any, shall only entitle the holder thereof to receive, no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the closing date of the Merger, an amount in cash, for each share of Company Restricted Stock, equal to the Offer Price, less applicable taxes required to be withheld with respect to such payment. At the earlier to occur of the consummation of the Offer or the effective time of the Merger (such earlier time, the “Acceleration Time”), each outstanding Company Phantom Stock Unit will be cancelled and will only entitle the holder thereof to receive, as soon as reasonably practicable after the Acceleration Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the effective time of the Merger, an amount in cash, for each Company Phantom Stock Unit, equal to the Offer Price, less applicable taxes required to be withheld with respect to such payment. At the Acceleration Time, (i) Company Performance Awards granted in 2009 and 2010 will be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company Performance Awards and (ii) each outstanding Company Performance Award granted prior to 2009 will be fully vested and canceled for no payment in accordance with the terms of the agreements governing such Company Performance Awards. See Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS”.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by February 22, 2011, which is the 60th day after commencement of the Offer, you can withdraw them at any time until we accept Shares for payment. You may not, however, withdraw Shares tendered during a subsequent offering period, if one is included. See Section 1 — “TERMS OF THE OFFER” and Section 3 — “WITHDRAWAL RIGHTS”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the Shares. See Section 3 – “WITHDRAWAL RIGHTS”.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL SHARES ARE NOT TENDERED IN THE OFFER?

If we accept for payment and pay for Shares in the Offer, and subject to the satisfaction or waiver of certain conditions in the Merger Agreement, we will cause Merger Sub to merge with and into Dynegy, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and Dynegy’s certificate of incorporation and bylaws, and a vote of Dynegy’s stockholders, if a vote is required. Dynegy will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of the Offeror and an indirect wholly-owned subsidiary of Icahn Enterprises Holdings LP. In the Merger, Dynegy stockholders who did not tender their Shares will receive $5.50 per share of Common Stock in cash in exchange for their shares of Common Stock in the Merger, without interest. If we acquire at least 90% of the issued and outstanding Shares in the Offer, including in any “subsequent offering period” or, after completion of the Offer, upon exercise of the top-up option (as described below) or through other means, such as open market purchases, we expect to effect the Merger without convening a meeting of the Dynegy stockholders. There are no appraisal rights available in connection with the Offer, but stockholders who have not sold their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of the Delaware General Corporation Law, as amended, if those rights are perfected. See the “INTRODUCTION”.

WHAT IS THE TOP-UP OPTION AND WHEN COULD IT BE EXERCISED?

If we consummate the Offer but we do not acquire at least 90% of the issued and outstanding Shares in the Offer, we have the option, subject to limitations, to purchase from Dynegy at the Offer Price additional Shares sufficient to cause us to own more than 90% of the Shares then issued and outstanding, taking into account Shares issued upon the exercise of the top-up option (the “Top-Up Option”). The Top-Up Option will not be exercisable and will terminate on the date we accept for payment and pay for Shares pursuant to the Offer, if the number of Shares that need to be issued to permit us to acquire at least 90% of the issued and outstanding Shares exceeds the number of authorized but unissued Shares of Dynegy. As of December 9, 2010, 120,972,824 Shares were issued and outstanding and 299,027,176 Shares were authorized but unissued. The purpose of the top-up option is to permit us to complete the Merger without convening a meeting of Dynegy’s stockholders under the “short form” merger provisions of Delaware law. We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer. See Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS” for a more detailed description of the Top-Up Option.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in the Shares you tender or exchange and the amount of cash you receive for those Shares. If you are a United States Holder (as defined herein) and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger. See Section 5 — “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” for a discussion of certain United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call Morrow & Co., LLC at the following numbers: Banks and Brokerage Firms (203) 658-9400 and Stockholders Toll Free (800) 607-0088. Morrow & Co., LLC is acting as the information agent for the Offer. See the back cover of this offer to purchase.

To the Holders of Common Stock and Associated Rights of

DYNEGY INC.:

INTRODUCTION

IEH MERGER SUB LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “OFFEROR”), IS HEREBY MAKING AN OFFER TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “COMMON STOCK”), OF DYNEGY INC., A DELAWARE CORPORATION (THE “COMPANY” OR “DYNEGY”), INCLUDING THE ASSOCIATED RIGHTS ISSUED PURSUANT TO THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT, DATED AS OF NOVEMBER 22, 2010, AND AS AMENDED ON DECEMBER 15, 2010 (AS IT MAY BE FURTHER AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”), BETWEEN THE COMPANY AND MELLON INVESTOR SERVICES LLC, AS RIGHTS AGENT, THAT ARE ISSUED AND OUTSTANDING (THE “RIGHTS” AND, TOGETHER WITH THE COMMON STOCK, THE “SHARES”) FOR $5.50 PER SHARE IN CASH (THE “OFFER PRICE”), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 15, 2010 (as it may be amended from to time, the “Merger Agreement”), by and among the Company, the Offeror and IEP Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Offeror (“Merger Sub”). Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions applicable to the Merger (as defined below), Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of the Offeror (the “Merger”). The surviving company of the Merger (the “Surviving Corporation”) will be an indirect wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership (“IEH”). Pursuant to a Guarantee Agreement entered into simultaneously with the Merger Agreement, IEH is guaranteeing the payment and other obligations of the Offeror and Merger Sub under the Merger Agreement and in connection with the Offer, other than certain obligations related to indemnification of the Company’s directors and officers. Pursuant to a Stockholder Support Agreement (the “Stockholder Support Agreement”) entered into simultaneously with the Merger Agreement, certain stockholders affiliated with IEH have agreed, subject to the terms and conditions of such agreement, to, among other things, vote Shares (and Shares underlying call options to the extent exercised), constituting up to approximately 14.92% of the issued and outstanding Shares, in favor of the adoption of the Merger Agreement, if necessary. At the effective time of the Merger, each share of Common Stock then issued and outstanding (other than shares of Common Stock owned by the Company, the Offeror or Merger Sub, or any of their respective direct or indirect subsidiaries, all of which will be canceled, and other than shares of Common Stock that are held by stockholders, if any, who are entitled to and have properly exercised their appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest and less any applicable withholding taxes. If the Merger Agreement is terminated pursuant to a Tender Termination, as defined in “THE MERGER AGREEMENT — TERMINATION OF THE OFFER” herein or has been duly adopted by holders of a majority of the issued and outstanding Shares in accordance with the Merger Agreement and applicable law and the certificate of incorporation and bylaws of Dynegy, the Offeror will promptly (and in any event within one (1) business day of such adoption), irrevocably and unconditionally terminate the Offer.

The Company has informed us that the Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors of the Company consisting only of independent directors of the Company, has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

A more complete description of the reasons of the Company’s Board of Directors for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is required to be set forth by the Company in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is required to be furnished by the Company to its stockholders in connection with the Offer. When available, stockholders should carefully read the information set forth in the Schedule 14D-9, including the information regarding the background of the Offer and Merger and the reasons for the recommendation of the Company’s Board of Directors.

The Offer is not conditioned upon the Offeror obtaining financing. The Offer is conditioned on there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, when added to any Shares already owned by the Offeror, its subsidiaries and the Offeror’s affiliates (the “Support Parties”) who are parties to the Stockholder Support Agreement (and for this purpose, the Offeror, its subsidiaries and the Support Parties shall be deemed to own Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for by any of them prior to the Expiration Date), represents at least a majority of the issued and outstanding Shares on a fully diluted basis as of the Expiration Date (assuming the issuance of all Shares that may be issued upon the vesting of outstanding Company Restricted Stock, plus Shares issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase Shares with an exercise price per Share less than the Offer Price (such condition, “Minimum Condition”)). The Offer is also subject to the satisfaction, prior to the Expiration Date, of certain other conditions set forth in this Offer to Purchase, including, among other conditions, that (i) the Merger Agreement shall not have been terminated in accordance with its terms, (ii) the approval of the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act of 1935, as amended (the “FPA”), shall have been received and the approval, or a determination that no approval is required, of the New York State Public Service Commission (the “NYSPSC”) under the New York Public Service Law, as amended, shall have been received with respect to the consummation of the Offer and the Merger, and (iii) the waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), shall have expired or been terminated (the conditions set forth in clauses (ii) and (iii) above, the “Regulatory Condition”). The Offer is also subject to other conditions. See Section 15 — “CONDITIONS OF THE OFFER.”

The Company has informed the Offeror that, as of December 9, 2010, an aggregate of (i) 120,972,824 shares of Common Stock were issued and outstanding, of which an aggregate of 500,893 shares of Common Stock were subject to forfeiture or repurchase under restricted stock awards and were granted under the Stock Plans (as defined below) (the “Company Restricted Stock”), and (ii) 3,298,216 shares of Common Stock were subject to outstanding options to purchase Shares under the Stock Plans (collectively, the “Company Stock Options”) (such outstanding options, together with any options to purchase shares of Common Stock granted after December 9, 2010, under the Dynegy Inc. 2000 Long Term Incentive Plan, the Dynegy Inc. 2001 Non-Executive Stock Incentive Plan, the Dynegy Inc. 2002 Long Term Incentive Plan, the Dynegy Inc. 2010 Long Term Incentive Plan, the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (as amended and restated effective January 1, 2009), the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), the Dynegy Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), and the Dynegy Northeast Generation, Inc. Savings Incentive Plan (as amended and restated effective January 1, 2009) (collectively, the “Stock Plans”). Based upon the foregoing, assuming that 120,972,824 shares of Common Stock are issued and outstanding (assuming no Shares are issued under any Company Stock Options because no such options have an exercise price less than the Offer Price) and that we and our affiliates exercised all of our call options to acquire Shares, the Minimum Condition would be satisfied if 42,444,201 Shares were validly tendered and not properly withdrawn in the Offer prior to the Expiration Date.

If the Minimum Condition is satisfied and the Offeror accepts for payment and pays for the Shares tendered in the Offer, the Offeror will be able to designate directors constituting a majority of Dynegy’s Board of Directors. However, following the consummation of the Offer until the consummation of the Merger, Offeror and

Dynegy have agreed to use their respective reasonable best efforts to cause at least three current members of the Dynegy Board of Directors as of December 15, 2010, who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Securities Laws) of Offeror and who will be independent for purposes of Rule 10A-3 under the Exchange Act (“Independent Directors”), to remain as directors, and if at any time there are fewer than three independent directors, Dynegy’s Board of Directors will take all action necessary to appoint replacement Independent Director(s). The Company and Offeror have also agreed take reasonable best efforts, following the consummation of the Offer until the consummation of the Merger, to designate and continue the existence of an independent director committee comprised solely of the Independent Directors and which, subject to applicable law, will be delegated all power, right and authority of the Dynegy Board of Directors (i) to amend the Merger Agreement, (ii) to waive or elect to enforce any of Dynegy’s rights and remedies under the Merger Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Offeror or Merger Sub, (iv) to take any other action by the Company in connection with the Merger Agreement and the transactions contemplated thereby, (v) to authorize any amendments to the certificate of incorporation or bylaws in a manner adverse to the holders of Shares, or (vi) to cease the Company’s compliance with the continuing listing requirements of the NYSE. In addition, after completion of the Offer, Dynegy has agreed to elect “controlled company” status for purposes of the applicable NYSE Rules, which means that Dynegy would be exempt from the requirement that Dynegy’s Board of Directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee of Dynegy’s Board of Directors. The controlled company exemption does not modify the independence requirements for the Audit and Compliance Committee of Dynegy’s Board of Directors. After completion of the Merger that is expected to follow the Offer, affiliates of the Offeror will own all of the outstanding capital stock of Dynegy, and the Shares will no longer be publicly owned. See Section 11 — “THE MERGER AGREEMENT — COMPOSITION OF COMPANY BOARD AND BOARD COMMITTEES” and Section 13 — “CERTAIN EFFECTS OF THE OFFER”.

Pursuant to the Stockholder Support Agreement entered into simultaneously with the Merger Agreement, the Support Parties have agreed, subject to the terms and conditions of such agreement, to, among other things, vote Shares (and Shares underlying call options to the extent exercised), constituting up to approximately 14.92% of the issued and outstanding Shares, in favor of the adoption of the Merger Agreement, if necessary, and for certain other matters. See the “Introduction” and Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS”.

The surviving company of the Merger will be an indirect wholly-owned subsidiary of IEH. Pursuant to a Guarantee Agreement entered into simultaneously with the Merger Agreement, IEH is guaranteeing the payment and other obligations of the Offeror and Merger Sub under the Merger Agreement and in connection with the Offer, other than certain obligations related to indemnification of the Company’s directors and officers. See the “Introduction” and Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS”.

Completion of the Merger is subject to certain conditions, including the adoption of the Merger Agreement by the holders of a majority of the issued and outstanding Shares, if required by applicable law. If the Offeror holds, in the aggregate, at least 90% of the issued and outstanding Shares after completion of the Offer, including any “subsequent offering period,” the Offeror will contribute all of the Shares that it holds to Merger Sub and Merger Sub will merge with and into the Company under the “short-form” merger provisions of the Delaware General Corporation Law, as amended (the “DGCL”), without prior notice to, or any action by, any other stockholder of the Company. See Section 12 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.” Under the Merger Agreement, if the Offeror consummates the Offer but does not acquire sufficient Shares in the Offer to complete the Merger under the “short-form” merger provisions of the DGCL, the Offeror has the option, subject to limitations, to purchase from the Company additional Shares at a price per Share equal to the Offer Price sufficient to cause the Offeror to own more than 90% of the Shares then issued and outstanding, taking into account those Shares issued upon the exercise of the option. The option is referred to herein as the “Top-Up Option”. The exercise price for the Top-Up Option is to be paid solely in cash or in cash plus the delivery of a promissory note, bearing simple interest at 5% per annum, made by the Offeror and due and payable within one year. The Offeror expects to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if the Offeror acquire less than 90% of the issued and outstanding Shares in the Offer. Stockholders who have not sold their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See Section 12 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”. The Merger Agreement is described in Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS”.

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5 — “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES”.

The Offer is made only for Shares and is not made for any Company Stock Options, Company Restricted Stock, phantom stock units (“Company Phantom Stock Units”) or performance awards (“Company Performance Awards”). Holders of vested but unexercised Company Stock Options may exercise such options in accordance with the terms of the applicable equity compensation plan and tender some or all of the Shares issued upon such exercise. Holders of Company Restricted Stock may tender some or all of the Shares received upon vesting and settlement of Company Restricted Stock in accordance with the terms of the applicable equity compensation plan. However, at the closing of the Merger, each outstanding Company Stock Option, vested or unvested, shall be cancelled for no payment if such Company Stock Option has an exercise price greater than the Offer Price and, if such Company Stock Option exercise price is not greater than the Offer Price, shall only entitle the holder thereof to receive, as soon as reasonably practicable (but in any event no later than three (3) business days after the closing date of the Merger), an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the applicable Company Stock Option immediately prior to the closing date of the Merger and (ii) the excess, if any, of the Offer Price over the exercise price per share of Common Stock under such Company Stock Option, less applicable taxes required to be withheld with respect to such payment. In addition, at the closing of the Merger, each outstanding share of Company Restricted Stock, if any, shall only entitle the holder thereof to receive, as soon as reasonably practicable and no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the closing date of the Merger, an amount in cash, for each share of the Company Restricted Stock, equal to the Offer Price, less applicable taxes required to be withheld with respect to such payment. At the earlier to occur of the consummation of the Offer or the effective time of the Merger (such earlier time, the “Acceleration Time”), each outstanding Company Phantom Stock Unit will be cancelled and will only entitle the holder thereof to receive, as soon as reasonably practicable after the Acceleration Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the effective time of the Merger, an amount in cash, for each Company Phantom Stock Unit, equal to the Offer Price, less applicable taxes required to be withheld with respect to such payment. At the Acceleration Time, (i) Company Performance Awards granted in 2009 and 2010 will be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company Performance Awards and (ii) each outstanding Company Performance Award granted prior to 2009 will be fully vested and canceled for no payment in accordance with the terms of the agreements governing such Company Performance Awards. See Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS.” The tax consequences to holders of options or restricted stock units of exercising those securities are not described under Section 5 — “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES”. Holders of Company Stock Options or Company Restricted Stock should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Company Stock Options or the settlement of their Company Restricted Stock.

Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. The Offeror will pay all charges and expenses of Morrow & Co., LLC, as Information Agent (the “Information Agent”), and American Stock Transfer & Trust Company, LLC, as Depositary (the “Depositary”), incurred in connection with the Offer. See Section 17 – “FEES AND EXPENSES”.

The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the SEC’s principal office at 100 F Street, NE, Washington DC 20549. The SEC maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 100 F Street, NE, Washington DC 20549.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although the Offeror has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Offeror takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Offeror.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the then issued and outstanding Shares entitled to vote thereon. This Offer to Purchase does not constitute a solicitation of proxies, and the Offeror is not soliciting proxies at this time. If the Offeror acquires at least 90% of the Shares in the Offer, including pursuant the Top-Up Option, if applicable, the Offeror may cause the consummation of the Merger under Delaware law without a stockholders’ meeting and without the approval of the Company’s other stockholders. In the event that the Minimum Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of a majority of the issued and outstanding Shares held by the Company’s stockholders entitled to vote thereon for the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to conditions similar to the Offer conditions, other than the addition of the stockholder approval requirement and the inapplicability of the Minimum Condition. See Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS”.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 3 — “WITHDRAWAL RIGHTS”.

The Offer is conditioned upon the satisfaction of the Minimum Condition, the Regulatory Condition and the other conditions set forth in Section 15 — “CONDITIONS OF THE OFFER”. Subject to the provisions of the Merger Agreement, the Offeror may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Tender Condition or the Regulatory Condition, which may only be waived with the prior written consent of the Company). The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on January 25, 2011. The Merger Agreement provides that so long as the Merger Agreement or the Offer has not been terminated in accordance with the terms of the Merger Agreement, if at any then scheduled Expiration Date, any condition to the Offer is not satisfied or waived as provided above, the Offeror will extend the Offer on one or more occasions, in consecutive increments of up to five business days each (or such longer periods as the Offeror and the Company may agree) (each, a “Required Extension”). The Offeror may, without the consent of the Company, (i) extend the Expiration Date for any period required by applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) or the rules and regulations of the NYSE applicable to the Offer (it being understood that if the Offeror increases the Offer Price, it will be required to extend the Expiration Date for the minimum period required under the Securities Laws) or (ii) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act (provided that Offeror shall immediately accept for payment and promptly (and in any event within (3) business days) pay for all Shares tendered during any such subsequent period). In addition, unless the Offeror then holds of record more than 90% of the issued and outstanding Shares, the Offeror must, if requested by the Company, make available a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. In no event will the Offeror be required to extend the Offer and the Expiration Date beyond February 28, 2011, which date may be extended under the Merger Agreement to April 30, 2011 by either the Company or the Offeror, if any of the conditions to closing the merger shall not have been fulfilled or waived but remain capable of being satisfied. If the Merger Agreement is terminated pursuant to a Tender Termination, as defined in “THE MERGER AGREEMENT — TERMINATION OF THE OFFER,” or has been duly adopted by holders of a majority of the issued and outstanding Shares entitled to vote thereon in accordance with the Merger Agreement and applicable law and the certificate of incorporation and bylaws of the Company, the Offeror will promptly (and in any event within one (1) business day of such adoption), irrevocably and unconditionally terminate the Offer and proceed with the Merger. The Offeror may also terminate the Offer with the consent of the Company (and subject to the requirements of applicable law). If the Merger Agreement is terminated other than pursuant to a Tender Termination, the Offeror will not be required to terminate the Offer, prior to September 15, 2011, subject to the conditions specified in the Merger Agreement and described in “THE MERGER AGREEMENT — CONTINUATION OF THE OFFER”.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right, at any time or from time to time, (i) to waive any condition to the Offer (other than the Minimum Condition or the Regulatory Condition) or (ii) otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Notwithstanding the foregoing, without the prior written consent of the Company, the Offeror shall not:

•	decrease the Offer Price or change the form of consideration payable in the Offer;

•	decrease the number of Shares sought to be purchased in the Offer;

•	amend, modify or waive satisfaction of the Minimum Condition or the Regulatory Condition;

•

impose additional conditions to the Offer or amend or modify any of the conditions to the Offer in a manner adverse to holders of Shares (for the avoidance of doubt, other than the Minimum Condition and the Regulatory Condition, which shall not be amended, modified or waived without the written consent of the Company);

•	accelerate the Expiration Date to any date earlier than January 25, 2011;

•	make any change in the Offer that would require an extension or delay of the then-current Expiration Date (other than an increase in the Offer Price);

•	amend any other term of the Offer in a manner adverse to holders of Shares; or

•

extend the then-current Expiration Date, except (i) as required by the Securities Laws or the rules and regulations of the NYSE applicable to the Offer (it being agreed and understood that if the Offeror increases the Offer Price, it shall be required to extend the Expiration Date for the minimum period required under the Securities Laws), (ii) to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, or (iii) pursuant to a Required Extension.

If the Offeror extends the Offer, is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment for Shares) for Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under the Offer, the Depositary may retain tendered Shares on the Offeror’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 3 — “WITHDRAWAL RIGHTS”. However, the Offeror’s ability to delay the payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires the Offeror to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if the Offeror waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Date, the Offeror decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

If, on or before the Expiration Date, the Offeror increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 AM through 12:00 midnight, New York City time.

The Company has provided the Offeror with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent’s Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an “Eligible Institution”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If a certificate representing Shares or a certificate, if any, representing the associated Rights, is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the applicable certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Offeror, proper evidence satisfactory to the Offeror of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (“DTC”) for purposes of the Offer within two (2) business days after the date of this

Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term “Agent’s Message” means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates representing Shares and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

(a)	such tender is made by or through an Eligible Institution;

(b)	the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror; and

(c)	the certificates representing all tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A “trading day” is any day on which the New York Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES AND, IF CERTIFICATES HAVE BEEN ISSUED IN RESPECT OF RIGHTS PRIOR TO THE EXPIRATION TIME, CERTIFICATES REPRESENTING THE ASSOCIATED RIGHTS, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all persons. The Offeror reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and the Offeror’s interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Offeror. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

BACKUP WITHHOLDING. Under U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Currently, the backup withholding rate is 28%. For taxable years beginning after December 31, 2010, the backup withholding rate is scheduled to increase to 31%. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed applicable Form W-8 before receipt of any payment.

OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder’s proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that the Offeror accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Offeror will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company’s stockholders, action by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, the Offeror must be able to exercise full voting rights with respect to the shares of Common Stock accepted by the Offeror for payment immediately upon such acceptance.

The Offeror’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

3.	WITHDRAWAL RIGHTS.

Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Offeror as provided herein, may also be withdrawn on or after February 22, 2011.

For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares and the certificate(s), if any, representing the associated Rights, are registered, if different from that of the person who tendered such Shares. If certificates for Shares or the certificates, if any, for the associated Rights to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares or associated Rights, as applicable, to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC’s procedures.

If the Offeror extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to the Offeror’s rights set forth herein, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES” at any time prior to the Expiration Date.

If the Offeror includes a subsequent offering period (as described in more detail in Section 1 — “TERMS OF THE OFFER”) following the Offer, no withdrawal rights will apply to Shares tendered in such subsequent Offering Period and no withdrawal rights apply during such subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all persons. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and will pay for Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date. The Offeror expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If the Offeror desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Offeror will extend the Offer. See Section 1 — “TERMS OF THE OFFER”.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC, as described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if the Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Offeror’s acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the

Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 1 — “TERMS OF THE OFFER”, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to: (i) withdrawal rights as described in Section 3 — “WITHDRAWAL RIGHTS”; and (ii) as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payments.

If, prior to the Expiration Date, the Offeror increases the consideration to be paid for Shares pursuant to the Offer, the Offeror will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

5.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

This section contains a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) of the sale of Shares pursuant to the Offer or the Merger. This summary is based on (i) the Internal Revenue Code of 1986, as amended, which is referred to herein as the “Code”, (ii) regulations promulgated under the Code, (iii) administrative rulings by the Internal Revenue Service and (iv) court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences of the sale of Shares pursuant to the Offer or the Merger that may be applicable to a particular stockholder. In addition, this summary does not address the U.S. federal income tax consequences of the sale of Shares to stockholders who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, dealers in securities, holders who hold their Shares as part of a hedge, straddle or conversion transaction, holders who acquired Shares through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their Shares as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the tax consequences of the sale of Shares under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each stockholder should consult the stockholder’s individual tax advisors about the particular tax consequences of the sale of Shares pursuant to the Offer or the Merger to that stockholder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Shares who is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all the trust’s substantial decisions or (2) that has made an election to be treated as a United States person.

If a partnership or other pass-through entity holds Shares, then the tax treatment of a partner or owner of the entity will generally depend on the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, partnerships and other pass-through entities that hold Shares and partners or owners in such partnerships or pass-through entities are urged to consult their tax advisors about the particular tax consequences of the Offer and the Merger to those stockholders.

EXCHANGE OF SHARES FOR CASH. A U.S. holder who receives cash pursuant to the Offer or the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss generally will be capital gain or loss if the Shares are held as a capital asset at the effective time of the sale of Shares pursuant to the Offer or the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. holder has held the Shares for more than one year prior to the effective time of the sale of Shares. If the U.S. holder has held the Shares for one year or less prior to the effective time of the sale of Shares, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

A U.S. holder whose Shares are purchased in the Offer or the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 2 — Backup Withholding.

6.	PRICE RANGE OF SHARES.

PRICE RANGE OF SHARES. The Company’s Common Stock is listed and traded on the NYSE and traded under the symbol “DYN.” On May 21, 2010, the Company’s stockholders approved a reverse stock split of outstanding common stock at a ratio of 1-for-5. This reverse stock split was effected on May 25, 2010. The following table sets forth, for the fiscal periods indicated, the high and low sales prices for the Common Stock on the NYSE after giving effect to this reverse stock split (including for share prices prior to May 25, 2010), as reported by published financial sources.

FISCAL YEAR	HIGH	LOW
FISCAL 2008
First Quarter	$41.30	$32.20
Second Quarter	$48.20	$40.25
Third Quarter	$43.80	$16.00
Fourth Quarter	$20.30	$7.55
FISCAL 2009
First Quarter	$13.45	$5.20
Second Quarter	$12.35	$7.25
Third Quarter	$12.75	$8.90
Fourth Quarter	$13.15	$9.05
FISCAL 2010
First Quarter	$9.95	$6.10
Second Quarter	$6.80	$3.85
Third Quarter	$5.10	$2.78
Fourth Quarter through December 21, 2010	$5.85	$4.44

On August 12, 2010, the last trading day before the Agreement and Plan of Merger, dated August 13, 2010 (as amended on November 16, 2010, the “Previous Merger Agreement”), by and among Dynegy, Denali Parent Inc., a Delaware corporation (“Denali Parent”), which is an affiliate of The Blackstone Group L.P., and Denali Merger Sub Inc., a Delaware corporation (“Denali Merger Sub”), which is a wholly-owned direct subsidiary of Denali Parent, was executed and publicly announced, the closing price of the Common Stock reported on the NYSE was $2.78 per Share. On December 14, 2010, the last trading day before we announced the execution of the Merger Agreement, the closing price of the Common Stock reported on the NYSE was $5.45 per Share. On December 21, 2010, the last full trading day before commencement of the Offer, the closing price of the Common Stock reported on the NYSE was $5.85 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.	CERTAIN INFORMATION CONCERNING THE COMPANY.

Dynegy is a Delaware corporation with its principal executive offices located at Wells Fargo Plaza, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 where its telephone number is (713) 507-6400. Dynegy’s primary business is the production and sale of electric energy, capacity and ancillary services from its fleet of 18 operating power plants in six states totaling approximately 12,100 MW of generating capacity. Dynegy’s customers include regional transmission organizations and independent system operators, integrated utilities, electric cooperatives, municipalities, transmission and distribution utilities, industrial customers, power marketers, financial participants, other power generators and commercial end-users.

The Company has informed the Offeror that, as of December 9, 2010, an aggregate of 120,972,824 shares of Common Stock were issued and outstanding, of which an aggregate of 500,893 shares of Common Stock were subject to forfeiture or repurchase as Company Restricted Stock, and 3,298,216 shares of Common Stock were subject to Company Stock Options.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although the Offeror has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Offeror takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Offeror.

8.	CERTAIN INFORMATION CONCERNING THE OFFEROR.

IEH Merger Sub LLC, a Delaware limited liability company, or the Offeror, is a wholly-owned subsidiary of Icahn Enterprises Holdings L.P. and was formed solely for the purpose of making the offer and facilitating the acquisition of the Company. To date, the Offeror has not carried on any activities other than those related to its formation, the Offer and the potential contribution of any Shares acquired in the Offer to Merger Sub. The business address of the Offeror is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

IEP Merger Sub Inc., a Delaware corporation, or Merger Sub, is a wholly-owned subsidiary of the Offeror and was formed solely for the purpose of effecting the Merger and acquiring the Company and has not engaged in any business except for activities related to its formation, the Offer, the potential contribution of any Shares acquired in the Offer to Merger Sub and the Merger. The business address of Merger Sub is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”) is a Delaware limited partnership. Icahn Enterprises Holdings’ general partner is Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), a Delaware corporation. Icahn Enterprises G.P. Inc. is 100% owned by Beckton Corp. (“Beckton”), a Delaware corporation. Beckton Corp. is 100% owned by Mr. Carl C. Icahn, a United States citizen. The business address of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300. The business address of each of Icahn Enterprises Holdings, Icahn Enterprises G.P. Inc. and Beckton Corp. is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of Icahn Enterprises L.P. and Icahn Enterprises Holdings. Beckton Corp. is primarily engaged in the business of holding the capital stock of Icahn Enterprises G.P. Inc.

Mr. Icahn’s current principal occupation or employment is set forth on Schedule I attached hereto and is incorporated by reference herein. Also set forth on Schedule I and incorporated by reference herein are Mr. Icahn’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the Offeror, Merger Sub, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton Corp. are set forth on Schedule I attached hereto and incorporated by reference herein.

None of the Offeror, Merger Sub, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton Corp., Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, have been, during the past ten years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors; or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth in this Offer to Purchase, none of the Offeror, the Merger Sub, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton Corp., Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, has had any transaction that occurred during the past two years with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton Corp., Mr. Icahn or any of their respective subsidiaries or, to their respective knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of the Company’s assets.

As of the date of this Offer to Purchase, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton Corp., Mr. Icahn and their respective affiliates listed on Schedule I hereto, and each associate and majority-owned subsidiary of those persons, beneficially own 18,042,212 Shares (including 6,042,212 call options to purchase Shares (“Call Options”)), in the aggregate, representing approximately 14.92% of the issued and outstanding Shares. Of these 18,042,212 Shares (including 6,042,212 Call Options), (i) Icahn Partners LP (“Icahn Partners”) is the direct beneficial owner of 5,510,709 Shares (including 1,857,034 Call Options), representing approximately 4.56% of the issued and outstanding Shares; (ii) High River Limited Partnership (“High River”) is the direct beneficial owner of 3,608,441 Shares (including 1,208,442 Call Options) of the issued and outstanding Shares, representing approximately 2.98% of the issued and outstanding shares of Common Stock, (iii) Icahn Partners Master Fund LP (“Icahn Master”) is the direct beneficial owner of 6,238,314 Shares (including 2,092,971 Call Options), representing approximately 5.16% of the issued and outstanding shares of Common Stock, (iv) Icahn Partners Master Fund II LP (“Icahn Master II”) is the direct beneficial owner of 1,805,714 Shares (including 590,137 Call Options), representing approximately 1.49% of the issued and outstanding shares of Common Stock, and (v) Icahn Partners Master Fund III LP (“Icahn Master III”) is the direct beneficial owner of 879,034 Shares (including 293,628 Call Options), representing approximately 0.73% of the issued and outstanding shares of Common Stock. Each of the foregoing percentages is based upon the 120,894,257 shares of Common Stock stated to be issued and outstanding as of November 1, 2010 by the Company in the Form 10-Q for the quarter ended September 30, 2010.

Barberry Corp., a Delaware corporation (“Barberry”) is the sole member of Hopper Investments LLC, a Delaware limited liability company (“Hopper”), which is the general partner of High River. Icahn Offshore LP, a Delaware limited partnership (“Icahn Offshore”) is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore LP, a Delaware limited partnership (“Icahn Onshore”) is the general partner of Icahn Partners. Icahn Capital LP, a Delaware limited partnership (“Icahn Capital”) is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH GP LLC, a Delaware limited liability company, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of these entities. In addition, Mr. Icahn is the indirect holder of approximately 92.4% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

Each of High River and Barberry is primarily engaged in the business of investing in securities. Hopper is primarily engaged in the business of serving as the general partner of High River. Each of Icahn Master, Icahn Master II, Icahn Master III and Icahn Partners is primarily engaged in the business of investing in securities. Icahn Offshore is primarily engaged in the business of serving as the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is primarily engaged in the business of serving as the general partner of Icahn Partners. Icahn Capital is primarily engaged in the business of serving as the general partner of each of Icahn Offshore and Icahn Onshore. IPH is primarily engaged in the business of serving as the general partner of Icahn Capital. Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of each of Icahn Enterprises and Icahn Enterprises Holdings. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP.

Of the Shares described above, High River has sole voting power and sole dispositive power with regard to 2,399,999 Shares (excluding Call Options). Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 4,145,343 Shares (excluding Call Options). Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 1,215,577 Shares (excluding Call Options). Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 585,406 Shares (excluding Call Options). Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 3,653,675 Shares (excluding Call Options). Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as described above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares and Call Options which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares and Call Options for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as described above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares and Call Options which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares and Call Options for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by

virtue of their relationships to Icahn Partners (as described above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares and Call Options which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares and Call Options for all other purposes.

The following table sets forth all transactions with respect to Shares effected during the past sixty (60) days by any of the Reporting Persons, inclusive of any transactions effected through 5:00 p.m., New York City time, on December 21, 2010. Except as otherwise noted below, all such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.

Name of Reporting Person	Date of Transaction	No. of Shares/Options Purchased		Purchase Price Per Share (U.S. $)/Exercise Price
High River LP	11/10/2010	420,700	(1)	2.90(2)
High River LP	11/11/2010	297,742	(1)	2.90(2)
High River LP	11/15/2010	390,000	(1)	2.90(2)
High River LP	11/16/2010	100,000	(1)	2.90(2)
Icahn Partners LP	11/10/2010	654,017	(1)	2.90(2)
Icahn Partners LP	11/11/2010	454,703	(1)	2.90(2)
Icahn Partners LP	11/15/2010	595,597	(1)	2.90(2)
Icahn Partners LP	11/16/2010	152,717	(1)	2.90(2)
Icahn Partners Master Fund LP	11/10/2010	731,113	(1)	2.90(2)
Icahn Partners Master Fund LP	11/11/2010	514,741	(1)	2.90(2)
Icahn Partners Master Fund LP	11/15/2010	674,236	(1)	2.90(2)
Icahn Partners Master Fund LP	11/16/2010	172,881	(1)	2.90(2)
Icahn Partners Master Fund II LP	11/10/2010	195,939	(1)	2.90(2)
Icahn Partners Master Fund II LP	11/11/2010	148,994	(1)	2.90(2)
Icahn Partners Master Fund II LP	11/15/2010	195,161	(1)	2.90(2)
Icahn Partners Master Fund II LP	11/16/2010	50,043	(1)	2.90(2)
Icahn Partners Master Fund III LP	11/10/2010	101,731	(1)	2.90(2)
Icahn Partners Master Fund III LP	11/11/2010	72,532	(1)	2.90(2)
Icahn Partners Master Fund III LP	11/15/2010	95,006	(1)	2.90(2)
Icahn Partners Master Fund III LP	11/16/2010	24,359	(1)	2.90(2)

(1)	Shares underlying American-style call options purchased by the applicable Reporting Person, which expire on November 10, 2012.

(2)	Per share exercise price of call options purchased by the Reporting Persons. Exercise price will be adjusted to account for any dividends or other distributions declared by the Issuer prior to exercise of the options. The premium for such call options was approximately 35% of the market price.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by the Offeror with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

9.	SOURCE AND AMOUNT OF FUNDS.

The total maximum amount of funds required by the Offeror to purchase all the Shares pursuant to the Offer is estimated to be up to approximately $665 million. The Offeror will obtain such funds from working capital and available lines of credit, revolvers, margin borrowings and from its ability to realize cash upon sale of liquid securities. The Offeror has covenanted to maintain the availability of such funds through the later of completion of the Merger under the Merger Agreement and the termination thereof. The Offer is not conditioned on the Offeror entering into any financing arrangements or obtaining any financing, and the Offeror has agreed that no credit support will be provided by the Company or its affiliates and that no new indebtedness of the Company or any of its subsidiaries, nor any of their assets, may be used to make payments to holders in connection with the consummation of the Offer or the Merger. Pursuant to the Guarantee, Icahn Enterprises Holdings L.P. is guaranteeing the payment and other obligations of the Offeror and Merger Sub under the Merger Agreement and in connection with the Offer (other than obligations related to indemnification of directors and officers of Dynegy).

10.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

On August 13, 2010, the Company announced that it had entered into the Prior Merger Agreement pursuant to which it would be acquired by an affiliate of The Blackstone Group L.P. (the “Blackstone Merger”). On October 12, 2010, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III and High River (collectively, the “Icahn Parties”) filed a Schedule 13D with the SEC (the “13D”) disclosing an aggregate beneficial ownership of 12,000,000 Shares. The Icahn Parties stated in the 13D that they acquired the Shares believing them to be undervalued. In the 13D, the Icahn Parties also disclosed their belief that the $4.50 per share consideration agreed to in the Prior Merger Agreement was inadequate and disclosed that they may seek to have conversations with the Company to discuss the Blackstone Merger. On October 19, 2010, senior management of the Company and representatives from Greenhill & Co., LLC (“Greenhill”), the Company’s financial advisor, met with Carl Icahn and other representatives of the Icahn Parties at the offices of the Icahn Parties. At this meeting, senior management of the Company expressed its support for the Blackstone Merger, explained why the Company’s Board of Directors recommended it and indicated that the Icahn Parties should also consider supporting the Blackstone Merger.

On November 12, 2010, the Icahn Parties amended the 13D to disclose that they intended to vote against approval of the proposal to adopt the Prior Merger Agreement and would demand appraisal rights. In addition, and in response to concerns raised by the Company that if the Prior Merger Agreement was not approved, the Company would face potential liquidity issues, on November 12, 2010, Carl Icahn and other representatives of the Icahn Parties contacted Bruce Williamson, the Chairman, President and Chief Executive Officer of the Company, and informed Mr. Williamson that the Icahn Parties would consider offering a replacement credit facility if that would mitigate such liquidity concerns. Mr. Williamson and other members of the Company’s management responded that the Company required a long-term solution rather than the solution provided by the replacement facility offered by the Icahn Parties.

On November 23, 2010, the Company announced that the Prior Merger Agreement failed to receive the necessary votes to be adopted, and as a result, the Prior Merger Agreement had been terminated. In addition, on November 23, 2010, the Company announced that it had adopted the Rights Agreement.

On November 30, 2010, Carl Icahn and other representatives of the Icahn Parties met with Mr. Williamson, the Company’s Chairman and Chief Executive Officer, and other representatives of the Company, at the offices of the Icahn Parties. At that meeting, the parties discussed the Company’s strategic options in light of the termination of the Prior Merger Agreement. The parties discussed entering into a confidentiality agreement that would permit the Icahn Parties to receive certain material non-public information concerning the Company. In the following days, representatives from the Icahn Parties and the Company and their respective advisors exchanged drafts of, but did not execute, a confidentiality agreement that also included a standstill agreement that, among other things, restricted the Icahn Parties’ ability to buy or sell the Company’s securities.

On December 7, 2010, the Icahn Parties and the Company discussed the possibility of entering into a negotiated merger agreement pursuant to which the Icahn Parties would agree to launch a tender offer, followed by a merger. In the following days, the Icahn Parties, the Company and their representatives negotiated such an agreement as well as the Stockholder Support Agreement and the Guarantee.

On December 15, 2010, the Offeror, Merger Sub and the Company entered into the Merger Agreement, pursuant to which Offeror agreed to launch the Offer, and, after the completion of the Offer and the satisfaction or waiver of all of the conditions applicable to the Merger, Merger Sub would be merged with and into the Company, and the Company would survive the Merger as a wholly-owned subsidiary of Offeror and an indirect wholly-owned subsidiary of IEH. In certain circumstances, the parties have agreed to consummate the Merger, without the prior completion of the Offer, after receipt of the vote of the holders of a majority of the issued and outstanding shares of Common Stock on a record date yet to be selected in favor of the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to conditions similar to the conditions to the Offer, other than the addition of a condition that the holders of a majority of the issued and outstanding shares of Common Stock have adopted the Merger Agreement and the inapplicability of the Minimum Condition. Also on December 15 and simultaneously with the execution of the Merger Agreement, the Support Parties and the Company entered into a Stockholder Support Agreement, and IEH entered into the Guarantee in favor of the Company. Pursuant to the Stockholder Support Agreement, the Support Parties agreed, subject to the terms and conditions of such agreement, to, among other things, vote shares of Common Stock (and shares of Common Stock underlying call options to the extent exercised), constituting up to approximately 14.92% of the issued and outstanding shares of Common Stock entitled to vote thereon, in favor of the adoption of the Merger Agreement, if necessary. Pursuant to the Guarantee, IEH is guaranteeing the payment and other obligations of the Offeror and Merger Sub under the Merger Agreement and in connection with the Offer (other than certain obligations related to indemnification of directors and officers of the Company).

On December 16, 2010, the Company and Icahn Enterprises L.P. issued the following press release:

FOR IMMEDIATE RELEASE

DYNEGY ENTERS INTO AGREEMENT TO BE ACQUIRED BY

ICAHN ENTERPRISES LP FOR $5.50 PER SHARE IN CASH

OPEN STRATEGIC ALTERNATIVES PROCESS TO CONTINUE IN ORDER TO SOLICIT SUPERIOR ALTERNATIVE PROPOSALS

HOUSTON, DECEMBER 15, 2010 — Dynegy Inc. (NYSE: DYN) today announced that its Board of Directors has unanimously approved a definitive agreement to be acquired by Icahn Enterprises LP (NYSE: IEP) in a tender offer followed by a merger for $5.50 per share in cash, or approximately $665 million in the aggregate. Dynegy has approximately $3.95 billion of outstanding debt, net of cash.

Under the terms of the agreement, Dynegy stockholders will receive $5.50 in cash for each outstanding share of Dynegy common stock they own, which is $0.50 per share or 10% higher than the previous offer and represents a 10% premium to Dynegy’s average closing stock price over the last 30 trading days. In connection with today’s announcement, it is expected that a wholly-owned subsidiary of IEP will commence a tender offer for all of the outstanding shares of Dynegy that they do not already own no later than December 22, 2010. IEP and its affiliates own approximately 9.9% of Dynegy’s outstanding shares and have previously acquired options to purchase approximately 5% of Dynegy’s outstanding shares. IEP has also agreed that, in certain circumstances, if a “superior” all cash offer is made and supported by Dynegy, and IEP does not wish to top the “superior” offer, it will support it.

OPEN STRATEGIC ALTERNATIVES PROCESS

Under the terms of the merger agreement, Dynegy will continue its ongoing open strategic alternatives process, during which Dynegy will solicit superior proposals until 11:59 p.m. (Eastern Time) on January 24, 2011. Prior to the execution of the merger agreement, Dynegy’s financial advisors had already commenced soliciting interest from a significant number of strategic and financial buyers, and other interested third parties are invited to contact Dynegy’s financial advisors. It is not anticipated that any developments will be disclosed with regard to this process unless Dynegy’s Board of Directors makes a decision with respect to any potential superior proposal. There are no guarantees that this process will result in a superior proposal. The Special Committee of Dynegy’s Board will continue to oversee the open strategic alternatives process.

Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc., said, “We believe the IEP offer, coupled with our continued ability to solicit superior proposals and the commitment of IEP to support a company accepted all cash offer for 100% of the Company, is a very positive outcome for all Dynegy stockholders.”

Carl C. Icahn stated: “All stockholders should benefit from the auction process which has now begun at a price which is 10% higher than the last bid.”

CLOSING CONDITIONS

Completion of the transaction is conditioned on, among other things, satisfaction of the minimum tender condition that at the close of the tender offer, IEP and its affiliates own at least 50% of Dynegy’s shares and receipt of regulatory approvals. Following receipt of the minimum condition, a merger will be effected so that a subsidiary of IEP will be merged into Dynegy and holders of Dynegy’s outstanding common stock will receive $5.50 per share, subject to appraisal rights. In the event the minimum condition is not met, and in certain other circumstances, the parties have agreed to complete the transaction through a one-step merger after receipt of stockholder approval. If no superior proposal is received during the open strategic alternatives process and the tender offer is successfully completed, Dynegy expects the transaction to close in the first quarter of 2011.

ADVISORS

Goldman, Sachs & Co. and Greenhill & Co., LLC are serving as financial advisors and Sullivan & Cromwell LLP is serving as legal counsel to Dynegy.

11.	THE MERGER AGREEMENT; OTHER AGREEMENTS

THE MERGER AGREEMENT

The following is a summary of certain provisions of the Merger Agreement, the Stockholder Support Agreement and the Guarantee. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, the Stockholder Support Agreement and the Guarantee, as applicable, copies of which are filed as Exhibit (d)(1), (2) and (3), respectively, to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement, the Stockholder Support Agreement, the Guarantee and the Schedule TO, and any other filings that the Offeror makes with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “CERTAIN INFORMATION CONCERNING THE OFFEROR”. Stockholders and other interested parties should read the Merger Agreement, the Stockholder Support Agreement and the Guarantee for a more complete description of the provisions summarized below.

Each of the Merger Agreement, the Stockholder Support Agreement and the Guarantee has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in each of the Merger Agreement, the Stockholder Support Agreement and the Guarantee were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to such agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement, the Stockholder Support

Agreement or the Guarantee, as applicable, and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement, the Stockholder Support Agreement or the Guarantee and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, the Offeror, Merger Sub, IEH or any of their respective subsidiaries or affiliates. Factual disclosures about the Company contained in public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the Merger Agreement.

THE OFFER

The Merger Agreement provides that the Offeror will commence the Offer on or before 5:00 p.m., New York City time, on December 22, 2010, and that, subject to the satisfaction of the Minimum Condition, the Regulatory Condition and the satisfaction or waiver by Offeror of the other conditions to the Offer (that are described in Section 15 — “CONDITIONS OF THE OFFER”), the Offeror will accept for payment all Shares validly tendered and not withdrawn promptly following the Expiration Date. The initial expiration date of the Offer will be midnight, New York City time, on January 25, 2011.

WAIVER OF CONDITIONS OF THE OFFER

The Merger Agreement provides that the Offeror expressly reserves the right from time to time to waive any condition to the Offer except as set forth below. The Offeror also reserves the right to terminate the Offer if so required as described below under “TERMINATION OF THE OFFER”. Notwithstanding the foregoing, without the prior written consent of the Company, the Offeror shall not: (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend, modify or waive satisfaction of the Minimum Condition or the Regulatory Condition, (iv) impose additional conditions to the Offer or amend or modify any of the conditions to the Offer in a manner adverse to holders of Shares (for the avoidance of doubt, other than the Minimum Condition and the Regulatory Condition, which shall not be amended, modified or waived without the prior written consent of the Company), (v) accelerate the expiration date of the Offer to any date earlier than January 25, 2011, (vi) make any change in the Offer that would require an extension or delay of the then-current expiration date of the Offer (other than an increase in the Offer Price), (vii) amend any other term of the Offer in a manner adverse to holders of Shares or (viii) except as described below under “EXPIRATION AND EXTENSION OF THE OFFER”, extend the then-current expiration date of the Offer.

EXPIRATION AND EXTENSION OF THE OFFER

The Merger Agreement provides that the Offer shall initially be scheduled to expire at midnight (Eastern time) on the later of (x) the 20th business day following the commencement of the Offer and (y) January 25, 2011, and the Offeror shall not terminate or withdraw the Offer other than in connection with the effective termination of the Merger Agreement or the Offer in accordance with the terms of the Merger Agreement. Notwithstanding the foregoing, the Offeror may, without receiving the consent of the Company, (i) extend the expiration date of the Offer for any period required by the Securities Laws or the rules and regulations of the NYSE applicable to the Offer or (ii) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act (provided that Offeror shall immediately accept for payment and promptly (and in any event within (3) business days) pay for all Shares tendered during any such subsequent period). In addition, unless the Offeror then holds of record more than 90% of the issued and outstanding Shares, the Offeror must, if requested by the Company, make available a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. So long as the Merger Agreement or the Offer has not been terminated pursuant to the terms of the Merger Agreement, if at any scheduled expiration date, the conditions to the Offer have not been satisfied or waived, the Offeror must extend the Offer and the expiration date of the Offer to a date that is not more than five (5) business days after such previously scheduled expiration date; provided, however, that the Offeror does not have to extend the Offer and the expiration date of the Offer past February 28, 2011, which date may be extended under the Merger Agreement to April 30, 2011 by either the Company or the Offeror, if any of the conditions to closing the merger shall not have been fulfilled or waived but remain capable of being satisfied (the “Termination Date”).

TERMINATION OF THE OFFER

The Merger Agreement provides that if the Merger Agreement is terminated:

•	by the Company in connection with a Superior Proposal that is required to be supported by the Offeror and the Support Parties under the Merger Agreement and the Stockholder Support Agreement;

•	by mutual consent of the parties;

•	by the Company in connection with a breach of the representations, warranties or covenants under the Merger Agreement by the Offeror or Merger Sub;

•	by the Company in connection with the failure of the Offeror to promptly consummate the Offer following the satisfaction of the conditions to the Offer;

•	by the Company in connection with a failure of the Offeror to commence the Offer by December 22, 2010;

•	by the Company in connection with a termination or change to the Offer by Offeror in violation of the terms of the Merger Agreement in any material respect;

•	by the Offeror in connection with an Environmental Liability Termination, as defined under “TERMINATION”; or

•	by the Offeror in connection with a Pension Liability Termination, as defined under “TERMINATION” (any of the foregoing, a “Tender Termination”);

then in any such case, the Offeror will, within 1 business day of that termination, irrevocably and unconditionally terminate the Offer. If the Merger Agreement has been duly adopted by the holders of a majority of the issued and outstanding Shares, then the Offeror will, within 1 business day of that termination, irrevocably and unconditionally terminate the Offer.

If the Merger Agreement is terminated pursuant to a Tender Termination prior to the purchase of Shares in the Offer, the Offeror will promptly return all tendered Shares to the registered holders. If the Offer is terminated as described above in connection with the adoption of the Merger Agreement, the parties will go forward with the Merger subject to the terms and conditions of the Merger Agreement.

CONTINUATION OF THE OFFER

Unless the Merger Agreement (and as a result, the Offer) is terminated pursuant to a Tender Termination, the Offeror will not be required to terminate the Offer in connection with a termination of the Merger Agreement if and only if:

•	the Offer has not been terminated prior to the date of termination of the Merger Agreement;

•	the Offer, including any extensions thereof, does not (and is not required to have) have an expiration date later than September 15, 2011;

•

the only conditions to the obligations of the Offeror to accept for payment and to pay for Shares validly tendered and not withdrawn pursuant to the Offer are (i) a condition identical to the Minimum Condition, adjusted to reflect the expiration date of the continuing offer, (ii) a condition identical to the Regulatory Condition, adjusted to reflect any potential approval required for a transaction that would follow completion of such an Offer in order to comply with the definition of “Qualifying Offer”, as discussed in the next bullet, and (iii) the absence of an order by a governmental entity restraining the consummation of the Continuing Offer (the “Continuing Conditions”), and the Offeror will not amend, modify or waive satisfaction of the minimum condition in respect of the Continuing Offer (as defined below) or impose additional conditions to the Continuing Offer;

•

the Offeror provides the Company with an irrevocable commitment to comply with certain provisions of the definition of “Qualifying Offer” (as defined in the Rights Agreement) relating to the timing of the Expiration Date, the obligation of the Offeror to consummate an all-cash transaction following the completion of the Continuing Offer at the same price per Share whereby all shares not acquired in the Continuing Offer will be acquired, and the Offeror’s commitment not to amend certain terms of the Continuing Offer, including to reduce the offer price, change the form of consideration offered or reduce the number of Shares being sought; and

•

the Offeror has available to it cash, cash equivalents or readily marketable securities available to it throughout the Offer in an amount sufficient to pay the aggregate Offer Price and other consideration required to be paid to satisfy its obligations under the preceding fourth bullet.

We refer to an Offer that is outstanding at, and remains outstanding after, the termination of the Merger Agreement (other than pursuant to a Tender Termination) and that satisfies each of the five bullets above, as a “Continuing Offer”. The Company’s Board of Directors has no obligation to recommend that stockholders tender Shares in a Continuing Offer and can recommend against it.

RECOMMENDATION

The Company has informed us that the Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors of the Company consisting only of independent directors of the Company, has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

COMPOSITION OF COMPANY BOARD AND BOARD COMMITTEES

If the Minimum Condition is satisfied and the Offeror accepts for payment and pays for the Shares tendered in the Offer, the Offeror is entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law, to the Company’s Board of Directors that is equal to the total number of directors on the Company’s Board of Directors (giving effect to the increase described in this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Offeror or any of its subsidiaries and the Support Parties (including any such Shares as are accepted for payment and paid for pursuant to the Offer and Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for by the Offeror, any Subsidiary of the Offeror or any Support Party) bears to the total number of Shares issued and outstanding on a fully diluted basis (assuming the issuance of all shares of Common Stock that may be issued upon the vesting of outstanding shares of Company Restricted Stock), plus shares of Common Stock issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase shares of Common Stock with an exercise price per share less than the Offer Price, and the Company will cause the Offeror’s designees to be elected or appointed to the Company’s Board of Directors, including by increasing the number of directors or seeking and accepting resignations from incumbent directors. At such time, the Company will also cause directors designated by the Offeror to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Company’s Board of Directors, to the fullest extent permitted by applicable law and the rules of the NYSE.

However, following the consummation of the Offer until the consummation of the Merger, Offeror and Dynegy have agreed to use their respective reasonable best efforts to cause at least three current members of the Dynegy Board of Directors as of December 15, 2010, who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Securities Laws) of Offeror and who will be independent for purposes of Rule 10A-3 under the Exchange Act (“Independent Directors”), to remain as directors, and if at any time there are fewer than three independent directors, Dynegy’s Board of Directors will take all action necessary to appoint replacement Independent Director(s). The Company and Offeror have also agreed take reasonable best efforts, following the consummation of the Offer until the consummation of the Merger, to designate and continue the existence of an independent director committee comprised solely of the Independent Directors and which, subject to applicable law, will be delegated all power, right and authority of the Dynegy Board of Directors (i) to amend the Merger Agreement, (ii) to waive or elect to enforce any of Dynegy’s rights and remedies under the Merger Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Offeror or Merger Sub, (iv) to take any other action by the Company in connection with the Merger Agreement and the transactions contemplated thereby, (v) to authorize any amendments to the certificate of incorporation or bylaws in a manner adverse to the holders of Shares, or (vi) to cease the Company’s compliance with the continuing listing requirements of the NYSE. In addition, after completion of the Offer, Dynegy has agreed to elect “controlled company” status for purposes of the applicable NYSE Rules, which means that Dynegy would be exempt from the requirement that Dynegy’s Board of Directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee of Dynegy’s Board of Directors. The controlled company exemption does not modify the independence requirements for the Audit and Compliance Committee of Dynegy’s Board of Directors. After completion of the Merger that is expected to follow the Offer, affiliates of the Offeror will own all of the outstanding capital stock of Dynegy, and the Shares will no longer be publicly owned. See Section 11 — “THE MERGER AGREEMENT — COMPOSITION OF COMPANY BOARD AND BOARD COMMITTEES” and Section 13 — “CERTAIN EFFECTS OF THE OFFER”.

TOP UP OPTION

Pursuant to the Merger Agreement, the Company granted to the Offeror an irrevocable right to purchase that number of additional Shares at a price per share equal to the Offer Price that, when added to the number of Shares owned by the Offeror at the time of exercise, will constitute at least one Share more than 90% of the then-issued and outstanding Shares, which is the number of Shares necessary for Merger Sub to be merged with and into the Company without a vote or consent of stockholders of the Company in accordance with Section 253 of the DGCL (referred to herein as the “Top-Up Option”). The Top-Up Option will not be exercisable and will terminate upon (i) the date on which the Offeror accepts for payment and pays for Shares pursuant to the Offer, or such later date as any subsequent offering period for the Offer, if the number of Shares to be acquired pursuant to the Top-Up Option would exceed the number of authorized but unissued Shares of the Company, (ii) any termination of the Offer as described above under “TERMINATION OF THE OFFER”, or (iii) any termination of the Merger Agreement in accordance with its terms. The Offeror expects to exercise the Top-Up Option if it does not own at least 90% of the issued and outstanding Shares immediately after the Offer is consummated and the Top-Up Option has not terminated pursuant to the preceding sentence. The exercise price for the Top-Up Option will be paid to the Company by the Offeror, at the Offeror’s option, by a combination of (i) cash, by wire transfer of same-day funds, and/or (ii) a promissory note with such terms as specified in the Merger Agreement (provided that the aggregate par value of the shares issued pursuant to the Top-Up Option shall be paid in cash). If, following the Offer and exercise of the Top-Up Option, the Offeror owns at least 90% of the issued and outstanding Shares, the Offeror, Merger Sub and the Company will take all necessary and appropriate action to consummate the Merger as a short-form merger as soon as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

THE MERGER

The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into the Company in accordance with the provisions of the DGCL. The Company will be the surviving corporation in the Merger (sometimes referred to herein as, the “Surviving Corporation”) and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger, except expressly as set forth in the Merger Agreement.

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

The Merger Agreement provides that the certificate of incorporation of the Company will be amended in connection with the completion of the Merger so as to read in its entirety as set forth in Exhibit B to the Merger Agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation and that the bylaws of the Company in effect immediately prior to the effective time of the Merger will be the bylaws of the Surviving Corporation.

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

The Merger Agreement provides that the officers of the Company and the directors of Merger Sub immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the officers and directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.

MERGER AGREEMENT CLOSING CONDITIONS

The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the effective time of the Merger of each of the following conditions:

•

If required by applicable law, the Merger Agreement shall have been duly adopted by the holders of a majority of the issued and outstanding Shares entitled to vote thereon in accordance with applicable law and the certificate of incorporation and bylaws of the Company.

•

No order (whether temporary, preliminary or permanent) by any governmental entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect, and the consummation of the Merger and the other transactions contemplated hereby shall not be prohibited or illegal under any applicable law.

•

Unless the Offer shall have terminated as described above under “TERMINATION OF THE OFFER”, the Offeror shall have accepted for payment and paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

The Merger Agreement provides that, solely to the extent the Offer is not consummated, the obligations of the Offeror and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by the Offeror at or prior to the effective time of the Merger of the following conditions:

•	The representations and warranties of the Company regarding:

•

capitalization, corporate power and authority, approval of the Merger Agreement and the Rights Agreement must be true and correct in all respects, subject to such inaccuracies with regard to capitalization as are de minimis relative to that section as a whole;

•	the absence of a Company Material Adverse Effect (as described below under “REPRESENTATIONS AND WARRANTIES”) must be true and correct; and

•

the other Company representations and warranties set forth in the Merger Agreement, and disregarding all qualifications and exceptions relating to materiality or Company Material Adverse Effect, must be true and correct except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the Company has performed in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the date of the closing of the Merger;

•

the Company has delivered to the Offeror a certificate signed by a senior executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied; and

•

the waiting period applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired, the approval of the FERC under Section 203 of the FPA shall have been received, and approval, or a determination that no approval is required, of the NYPSC pursuant to the New York Public Service Law, as amended, shall have been received.

The Merger Agreement provides that, solely to the extent the Offer is not consummated, the obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the effective time of the Merger of the following conditions:

•

the representations and warranties of the Offeror set forth in the Merger Agreement must be true and correct in all material respects, except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of the Offeror or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•

each of the Offeror and Merger Sub has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the date of the closing of the Merger;

•

the Offeror has delivered to the Company a certificate signed by a senior executive officer of the Offeror certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Offeror and Merger Sub have been satisfied; and

•

the waiting period applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired, the approval of the FERC under Section 203 of the FPA shall have been received, and approval, or a determination that no approval is required, of the NYPSC pursuant to the New York Public Service Law, as amended, shall have been received.

MERGER CONSIDERATION

The Merger Agreement provides that each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares of Common Stock owned by the Offeror, Merger Sub, the Company or any of their respective direct or indirect wholly-owned subsidiaries, and in each case not held on behalf of third parties (the “Affiliated Shares”), and (ii) shares of Common Stock owned by stockholders (“Dissenting Stockholders”) who have duly perfected and not withdrawn a demand for appraisal under Delaware law on those shares (the “Dissenting Shares,” and together with the Affiliated Shares, the “Excluded Shares”) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, and at the effective time of the Merger will cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of those shares will thereafter represent only the right to receive the Offer Price, without interest. At the effective time of the Merger, each Affiliated Share will convert into equity securities of the Surviving Corporation and each Dissenting Share, by virtue of the Merger and without any action on the part of the holder thereof, will cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject to the right of the holder to seek appraisal under Delaware law.

PAYMENT FOR SHARES IN THE MERGER

The Merger Agreement provides that, at or prior to the effective time of the Merger, the Offeror will deposit, or cause to be deposited, with a paying agent selected by the Offeror with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) for the benefit of the holders of shares of Common Stock, a cash amount in immediately available funds necessary for the Paying Agent to make payments in respect of the Merger consideration described above. Promptly (and in any event within two (2) business days), after the effective time of the Merger, the Surviving Corporation will cause the Paying Agent to mail to each holder of shares of Common Stock (other than Excluded Shares) a letter of transmittal and instructions for use in effecting the surrender of the certificates representing Common Stock (or affidavits of loss in lieu thereof) and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights (or affidavits of loss in lieu thereof), in exchange for the Offer Price. The transmittal instructions will include instructions if the stockholder has lost the share certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by the Paying Agent or the Offeror, post a bond in an amount that the Offeror or the Paying Agent reasonably directs as indemnity against any claim that may be made against it in respect of the Common Stock certificate or, if applicable, the Rights certificate. No interest will be paid or accrued on any amount payable upon due surrender of the certificates representing Common Stock (or affidavits of loss in lieu thereof) and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights (or affidavits of loss in lieu thereof). The Surviving Corporation will deduct and withhold from the amount of any Merger consideration otherwise payable to stockholders any applicable withholding taxes.

Any portion of the monies deposited with the Paying Agent (including the proceeds of any investments of those monies) that remains unclaimed by the holders of the shares of Common Stock for 180 days after the effective time of the Merger will be delivered to the Surviving Corporation upon demand. Any holder of shares of Common Stock who has not theretofore complied with the requirements to obtain payment for shares of Common Stock shall look to the Surviving Corporation for payment. Notwithstanding the foregoing, none of the Surviving Corporation, the Offeror, the Paying Agent or any other person or entity will be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Common Stock at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of any claims or interests of any such holders or their successors, assigns or personal representatives previously entitled thereto.

TREATMENT OF STOCK PLANS

Each outstanding Company Stock Option, share of Company Restricted Stock and Company Phantom Stock Unit will vest in full at the Acceleration Time.

Company Stock Options. At the effective time of the Merger, unless otherwise agreed by the Offeror and the applicable holder, each outstanding Company Stock Option, vested or unvested, will be cancelled for no payment if such option has an exercise price greater than the Offer Price and, if such option exercise price is not greater than the Offer Price, will only entitle the holder thereof to receive, no later than three (3) business days after the effective time of the Merger, an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the Company Stock Option immediately prior to the effective time of the Merger and (ii) the excess, if any, of the Offer Price over the exercise price per share of Common Stock under such Company Stock Option, less applicable taxes required to be withheld with respect to such payment.

Company Restricted Stock. At the effective time of the Merger, each outstanding share of Company Restricted Stock, if any, will only entitle the holder thereof to receive, as soon as reasonably practicable after the effective time of the Merger, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the effective time of the Merger, an amount in cash, for each share of Company Restricted Stock, equal to the Offer Price, less applicable taxes required to be withheld with respect to such payment.

Company Phantom Stock Units. At the Acceleration Time, each outstanding Company Phantom Stock Unit will be cancelled and will only entitle the holder thereof to receive, as soon as reasonably practicable after the Acceleration Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the Acceleration Time, an amount in cash, for each Company Phantom Stock Unit, equal to the Offer Price, less applicable taxes required to be withheld with respect to such payment.

Company Performance Awards. At the Acceleration Time, (i) Company Performance Awards granted in 2009 and 2010 will be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company Performance Awards and (ii) each outstanding Company Performance Award granted prior to 2009 will be fully vested and canceled for no payment in accordance with the terms of the agreements governing such Company Performance Awards.

REPRESENTATIONS AND WARRANTIES

The Merger Agreement contains representations and warranties of the Company, the Offeror and Merger Sub. Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, effect, change, circumstance or occurrence, which, when considered individually or together with all other events, effects, changes, circumstances or occurrences, has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, and no events, effects, changes, circumstances or occurrences, individually or in the aggregate, arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

a. changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions, in the United States, including changes in interest and exchange rates or (2) the electric generation industry;

b. changes in GAAP, regulatory accounting standards or law or in the interpretation or enforcement thereof after date of the Merger Agreement;

c. an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any person or entity or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its subsidiaries;

d. the execution, announcement or performance of obligations, covenants or agreements required by the Prior Merger Agreement, including any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Prior Agreement or the transactions contemplated by the Prior Agreement, the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement (except with respect to the Company’s representation relating to the Offer and the Merger not violating the Company’s organizational documents, governmental orders or material contracts), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

e. any decline in the market price, or change in trading volume, of any capital stock of the Company (provided that the exception in this clause will not prevent or otherwise affect a determination that any event, change or occurrence (if not otherwise falling within any of the exceptions provided in subclauses (a)-(d) or (f)-(m) referred to in this proviso) underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect);

f. any change in the Company’s credit ratings (provided that the exception in this clause will not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence (if not otherwise falling within any of the exceptions provided in sub-clauses (a)-(e) and (g)-(m) of this proviso) underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

g. any actions taken by the Company or any of its subsidiaries that are permitted by the Merger Agreement to obtain approval or consent from any governmental entity in connection with the consummation of the Offer or the Merger;

h. any impact or effect on the rates that the Company or any subsidiary of the Company may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of the Company or such subsidiary with the Offeror under applicable law;

i. any change resulting or arising from the identity of, or any facts or circumstances relating to, the Offeror, Merger Sub or their respective affiliates;

j. any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause will not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence (if not otherwise falling within any of the exceptions provided in sub-clauses (a)-(i) and (k)-(m) of this proviso) underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect);

k. changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;

l. changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its subsidiaries; and

m. any action taken by the Company or the Company’s subsidiaries that is required by the Merger Agreement or taken at the Offeror’s written request, or the failure to take any action by the Company or its subsidiaries if that action is prohibited by the Merger Agreement;

provided, however, that the events, effects, circumstances, changes and occurrences set forth in clauses (a), (b), (c), (k) and (l) above will be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a disproportionate (taking into account the relative size of the Company and its subsidiaries and their affected businesses as compared to the other participants in the industries in which the Company and its subsidiaries conduct their business and such participants’ affected businesses) impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its subsidiaries conduct their businesses.

In the Merger Agreement, the Company has made representations and warranties many of which are qualified by, among other things, exceptions relating to the absence of a Company Material Adverse Effect to the Offeror and Merger Sub with respect to:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•	the Company’s capitalization;

•	the Company’s indebtedness for borrowed money;

•	the Company’s corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against it;

•

the declaration of advisability of the Merger Agreement and the Offer and the Merger by a Special Committee of the Board of Directors of the Company consisting of entirely independent directors of the Company and the Board of Directors of the Company, and the approval of the Merger Agreement and the Offer and the Merger by such Special Committee and by the Board of Directors of the Company;

•

the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement;

•	governmental consents, approvals, notices and filings necessary to consummate the Offer or the Merger;

•	the Company’s regulatory and SEC filings since December 31, 2007 and the financial statements included therein;

•	compliance with the applicable listing and corporate governance rules and regulations of the NYSE;

•	compliance with the Foreign Corrupt Practices Act of 1977;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described above) since December 31, 2009;

•	the conduct of business in accordance with the ordinary course consistent with past practice since December 31, 2009;

•	the absence of legal proceedings, investigations and governmental orders against the Company or its subsidiaries;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans and certain employment and labor matters;

•	compliance with applicable laws and permits;

•	the inapplicability of any anti-takeover law to the Offer or the Merger;

•	the approval of Offeror and Merger Sub each becoming an “interested stockholder” within the meaning of DGCL Section 203 pursuant to the Offer, the Continuing Offer and the Merger;

•	the actions taken by the Company to render the Rights Agreement inapplicable to the Offer, the Continuing Offer and the Merger;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	insurance policies;

•	the receipt of fairness opinions from Greenhill and Goldman Sachs;

•	the absence of any undisclosed broker’s or finder’s fees;

•	real property;

•	material contracts and the absence of any default under any material contract;

•	the Company’s corporate risk policy with respect to commodities trading and derivative products;

•	regulation as a public utility holding company, public utility or public service company; and

•	brokers and finders.

In the Merger Agreement, the Offeror and the Merger Sub have made representations and warranties subject to specified exceptions and qualifications contained in the Merger Agreement to the Company:

•	their due organization, existence, good standing and authority to carry on their businesses;

•

their corporate power and authority to enter into, and consummate the Offer, the Merger and the other transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against them;

•

the absence of violations of, or conflicts with, their governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement and completing the Offer and the Merger;

•	required governmental consents, approvals, notices and filings;

•	the absence of legal proceedings, investigations and governmental orders against the Offeror and Merger Sub;

•	sufficiency and availability of funds;

•	the capitalization and ownership of Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the Offeror’s Merger Sub’s and their affiliates’ ownership of Shares of the Company;

•	inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to the Offeror or Merger Sub;

•	regulation as a public utility holding company, public utility or public service company;

•	the absence of certain agreements or compensation or equity arrangements;

•	no competing business;

•	IEH’s financial statements; and

•	acknowledgement as to the absence of any representations and warranties with respect to any estimates, projections, forecasts, forward-looking statements or business plans provided by the Company.

CONDUCT OF BUSINESS OF THE COMPANY

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement and disclosure schedule it delivered in connection with the Merger Agreement or as required by law, between the date of the Merger Agreement and the earliest of the Acceleration Time and the termination of the Merger Agreement, unless the Offeror gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries will cause its businesses to be conducted in the ordinary course and the Company will use reasonable best efforts to, and will cause each of its subsidiaries to use reasonable best efforts to, preserve its business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates. In addition, during the same period, subject to applicable law, certain exceptions set forth in the Merger Agreement and the disclosure schedules the Company delivered in connection with the Merger Agreement, the Company will not, and will cause its subsidiaries not to, take any of the following actions without the Offeror’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

•	amend the certificate of incorporation, bylaws or comparable governing documents;

•	issue, sell, pledge, transfer or otherwise encumber any equity interests of the Company or our subsidiaries (with customary exceptions and with exceptions for the Top-Up Option and Rights Agreement);

•	declare, set aside or pay any dividends or other distributions (other than any dividends from any wholly-owned subsidiary of the Company to the Company or to another such subsidiary of the Company);

•	split, combine, subdivide or reclassify any of the Company’s equity interests;

•	repurchase, redeem or otherwise acquire any of the Company’s equity interests;

•

incur any indebtedness, except for (i) advances of credit incurred under the Credit Agreement not to exceed $2.5 million and (ii) letters of credit issued under the Company’s credit agreement (a) in the ordinary course of business consistent with past practices for non-trading activities but not to exceed $25 million, (b) in connection with certain permitted sales or purchases of derivative products, physical electricity products or fuel commodities for the Company’s assets in the ordinary course of business consistent with past practice or (c) to support trading positions in place as of December 15, 2010;

•

make or authorize capital expenditures in excess of $5 million in the aggregate not (i) already in the Company’s business plan, (ii) required by law or (iii) in response to a casualty loss or property damage;

•	change any material accounting policies or principles;

•

waive, release, settle or compromise any pending or threatened action, litigation, claim or arbitration or other proceedings before a governmental entity (i) for more than $2.5 million individually or $5 million in the aggregate, (ii) that would entail the incurrence of any liability of the Company in excess of such amount or obligations that would impose any material restrictions on the business or operations of the Company or its subsidiaries or (iii) that is stockholder litigation related to the Merger Agreement and the transactions contemplated thereby;

•	acquire interests or assets outside the ordinary course of business consistent with past practice for consideration in excess of $1 million individually or $5 million in the aggregate;

•

sell, transfer or otherwise dispose of any entity, business, assets, rights or properties of the Company or any of our subsidiaries in excess of $1 million individually, or $5 million in the aggregate;

•

(i) except to the extent required by written agreements existing on December 15, 2010, grant or announce any stock option, equity or incentive awards or increase the salaries, bonuses or other compensation and benefits payable by the Company or any of its subsidiaries to any employees, officers, directors or individual independent contractors, (ii) except to the extent required by written agreements existing on December 15, 2010, pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefits not required by any existing plan of the Company or take any action to accelerate vesting of any right to compensation or benefits, (iii) except to the extent required by written agreements existing on December 15, 2010, enter into or amend any employment, consulting, bonus, severance, retention, retirement or other similar agreement, (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (v) change the accrual rate for the Company’s short-term incentive plans from the rate reflected in the Company’s financial statements, (vi) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries or (vii) adopt, amend or terminate any existing Company plan or benefit arrangement if such action would result in a material cost to the Company or any of its subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	merge or consolidate the Company or any of its subsidiaries with and into any other person;

•	grant any liens other than certain permitted liens and except in connection with certain indebtedness;

•

hire any employee or individual independent contractor with total expected annual base salary, including commissions, in excess of $100,000, other than to fill vacancies arising in the ordinary course of business at annual base salary levels not in excess of 120% of prevailing market rates, or without consulting with the Offeror in advance, terminating any such employee;

•

other than in the ordinary course of business consistent with past practice, make any material tax election, file any material amended tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any material tax or agree to an extension or waiver of the statute of limitations applicable to the assessment or collection of any material tax;

•	except in the ordinary course of business, enter into any material contracts, terminate, materially amend, or waive any material rights or material default under any material contract;

•	enter into any contracts with a term extending beyond December 31, 2013 with respect to Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC;

•	fail to maintain in full force and effect material insurance policies covering the Company and its subsidiaries in a form and amount consistent with past practice;

•	permit any letters of credit to be issued other than letters of credit issued by certain financial institutions under the Credit Agreement;

•

take any action which would reasonably be expected to result in any of the conditions to the Offer or the conditions to the Merger not being satisfied or delaying the satisfaction of any such conditions, or that would reasonably be expected to prevent, delay, impair or interfere with the Offeror’s ability to consummate the Offer, or the Offeror’s, Merger Sub’s or the Company’s ability to consummate the Merger; or

•	agree, authorize or commit to do any of the foregoing.

TAKEOVER STATUTES

Under the Merger Agreement, the Company agreed to use its reasonable best efforts to take all action necessary so that no anti-takeover statute is or becomes applicable to the Offer, the Continuing Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and if any such statute does become applicable, the Company and its Board of Directors will promptly grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable and otherwise promptly act to eliminate or minimize the effects of such statute or regulation on such transactions.

OFFEROR OWNERSHIP AND VOTE

Under the Merger Agreement, the Offeror agreed that from the date of the Merger Agreement until the Voting Termination Date (as defined below), neither the Offeror nor any of the Support Parties will (i) directly or indirectly sell, transfer, encumber, grant certain rights to, or enter into certain arrangements with respect to, any of the Shares beneficially owned by them as of the date of the Merger Agreement or (ii) acquire or agree, offer, seek or propose to acquire any Shares, equity interests, debt securities, notes or indebtedness of the Company or one of its subsidiaries or other right to acquire such ownership, including through any swap agreement or other security, contract right or derivative position that relates to the value of the Shares or the equity interests. In addition, during the same period, the Offeror agreed, and agreed to cause its Affiliates to, vote, consent or tender its Shares (a) in favor of the adoption of the Merger Agreement and (b) if the Merger Agreement is terminated in connection with a Superior Proposal, in favor of the adoption of the agreement relating to that Superior Proposal and/or into any tender offer contemplated thereby, but if and only if that Superior Proposal (such a Superior Proposal, a “Subsequent Transaction”):

•	is an all-cash offer for all issued and outstanding Shares;

•

requires the proposing person to pay a $100 million reverse termination fee to the Company in certain circumstances no less favorable than those applicable to the payment of the “Parent Fee” (as defined in the Prior Merger Agreement) (which $100 million must be guaranteed by the party that has a positive net worth of $1.2 billion);

•	is:

•

from a person who has, and unconditionally represents that it has, a positive net worth of $1.2 billion, as measured in accordance with the Merger Agreement, and unencumbered cash, cash equivalents and readily marketable securities in an amount equal to or greater than the purchase price set forth in the superior proposal; or

•

supported by a guarantee of the $100 million reverse termination fee described above by a parent, general partner or manager entity who satisfies, and unconditionally represents that it satisfies, the net worth and unencumbered asset tests described above, or supported by the deposit of the $100 million reverse termination fee described above into an escrow account pursuant to an escrow agreement on terms acceptable to the Offeror;

•

contains conditions to the obligations of proposing person to consummate the Superior Proposal that are no more favorable to the proposing person than the conditions to the obligations of Offeror to consummate the Merger pursuant to the Merger Agreement; and

•

includes a release by the proposing person and its affiliates of all rights and claims available under Section 16(b) of the Exchange Act arising out of such Superior Proposal against Offeror, Merger Sub and any of their affiliates, and an agreement to return any payments related to such rights and claims paid notwithstanding the foregoing release.

The Offeror and its affiliates also agreed not to exercise any appraisal rights in connection with any such Subsequent Transaction. The Offeror and the Support Parties also agreed to vote against certain proposals or proxy or consent solicitations submitted by Dynegy stockholders at the direction of the Company’s Board of Directors, until the earlier of the Acceleration Time and the termination of the Merger Agreement. The “Voting Termination Date” means the earliest to occur of the following: (i) the effective time of the Merger, (ii) date of the termination of the Merger Agreement other than in connection with a Subsequent Transaction described above or (iii) in connection with such a Subsequent Transaction, the first to occur of the date that the transactions contemplated by such Superior Proposal are consummated or terminated, or that the Company’s Board of Directors withholds, withdraws, modifies or qualifies its recommendation of such Superior Proposal.

REFINANCING

Pursuant to the Merger Agreement, prior to the closing of the Merger, the Company will use its reasonable efforts, at the Offeror’s sole expense, to assist the Offeror in refinancing all or any portion of the indebtedness of the Company existing on the date of the Merger Agreement; provided, that no such refinancing is a condition to the Offer or the Merger. The Offeror will indemnify and hold harmless the Company, its subsidiaries and its representatives in connection therewith.

COMPANY FINANCING

Pursuant to the Merger Agreement, the Offeror agreed that from and after the consummation of the Offer, it will provide or cause to be provided sufficient funding, in an amount of up to $1.0 billion in the aggregate, to the Company and its subsidiaries to (a) permit them to operate their respective businesses and operations in the ordinary course of business consistent with past practice, and (b) to the extent requested by the Company, to repay any outstanding indebtedness of the Company and its subsidiaries that is due and payable in connection with the consummation of the Offer.

SOLICITATION OF ACQUISITION PROPOSALS

Except as permitted by the terms of the Merger Agreement described below, the Company has agreed in the Merger Agreement that its Board of Directors and each committee thereof will not withhold, withdraw, qualify or modify (or publicly propose or resolve to do so), in a manner adverse to the Offeror or Merger Sub, its recommendation in respect of the Merger and the Offer, or approve or recommend (or publicly propose or resolve to do so), any Acquisition Proposal, or cause or permit the Company to enter into any alternative acquisition agreement (which terms includes a letter of intent) relating to any Acquisition Proposal.

During the go-shop period, the Company is permitted to:

•

initiate, solicit and encourage any inquiry or the making of Acquisition Proposals from third parties, including by providing third parties non-public information pursuant to acceptable confidentiality agreements; and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any Acquisition Proposal.

The go-shop period begins on December 15, 2010 and continues until 11:59 p.m. (Eastern Time) on January 24, 2011. From and after 12:00 a.m. on January 25, 2011(the “No-Shop Period Start Date”), the Company is required to immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposals. At any time from and after the No-Shop Period Start Date and until the earlier of effective time of the Merger or the termination of the Merger Agreement, the Company, its subsidiaries and its representatives may not:

•	initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any Acquisition Proposals;

•	engage in, enter into, continue or otherwise participate in discussions or negotiations with any Person with respect to any Acquisition Proposal;

•	provide any non-public information or data concerning the Company or its subsidiaries to any Person relating to any Acquisition Proposal;

•	enter into any agreement or agreement in principle with respect to any Acquisition Proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

However, at any time from and after the No-Shop Period Start Date and prior to the earlier of the consummation of the Offer and the time the Company’s stockholders adopt the Merger Agreement, if the Company receives a written Acquisition Proposal from any Person that did not result from a material breach of the preceding paragraph:

•	the Company may contact such Person to clarify the terms and conditions of such proposal;

•

the Company may engage in discussions or negotiations with such Person, and furnish to such third party requested non-public information and data concerning the Company and its subsidiaries pursuant to an acceptable confidentiality agreement, if the Company’s Board of Directors or any committee thereof (x) prior to taking any such actions, determines in good faith after consultation with outside legal counsel that failure to take such action could be inconsistent with the directors’ fiduciary duties, and (y) determines in good faith after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and

•

the Company’s Board of Directors or any committee thereof may authorize, approve, adopt, recommend or otherwise declare advisable an Acquisition Proposal or propose to do any of the foregoing (publicly or otherwise), if (i) the Company’s Board of Directors or any committee thereof determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal, and (ii) the Company has complied with its obligations in relation to a Change of Recommendation, as defined below, in connection with a Superior Proposal as described below.

At any time before the earlier of the date that the Merger Agreement is adopted by the stockholders and the date that the Offer is consummated, the Company may terminate the Merger Agreement and enter into an alternative acquisition agreement with respect to a Superior Proposal, so long as the Company complies with certain terms of the Merger Agreement, including paying a termination fee to the Offeror. See “TERMINATION FEES” below. In addition, at any time prior to the earlier of the date that the Merger Agreement is adopted by the stockholders and the date that the Offer is consummated, the Company’s Board of Directors or any committee thereof may withhold, withdraw, qualify or modify its recommendation in respect of the Merger and the Offer and approve, recommend or otherwise declare advisable any Acquisition Proposal that the Company’s Board of Directors or a committee thereof determines in good faith is a Superior Proposal and terminate the Merger

Agreement pursuant to the preceding sentence (a “Change of Recommendation”) if it determines in good faith, after consultation with outside counsel, that the failure to do so could be inconsistent with its fiduciary obligations under applicable law. However, prior to effecting a Change of Recommendation in connection with a Superior Proposal or terminating the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Superior Proposal:

•

the Company must notify the Offeror at least 48 hours in advance of its intention to effect a Change of Recommendation in respect of a Superior Proposal or to terminate the Merger Agreement in respect of a Superior Proposal, specifying the identity of the Person making such Superior Proposal and the material terms of such Superior Proposal and attaching the most current version of the applicable agreement relating to that Superior Proposal;

•

after providing such notice and prior to taking any such action, the Company must negotiate with the Offeror in good faith (to the extent the Offeror desires to negotiate) during such 48-hour period to make such revisions to the terms of the Merger Agreement as would permit the Company’s Board of Directors not to take any such action with respect to such a Superior Proposal; and

•

the Company’s Board of Directors must have considered in good faith any changes to the Merger Agreement offered in writing by the Offeror in a manner that would form a binding contract if accepted by the Company and must have determined in good faith that the Superior Proposal would still constitute a Superior Proposal if such changes were given effect; provided, that in the event that the Acquisition Proposal is thereafter modified by the proposing party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with the process described in these three bullet points, except that time periods referred to above will be reduced to 24 hours (instead of 48 hours).

Nothing in the provisions of the Merger Agreement relating to Acquisition Proposals prevents the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to the stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to stockholders; provided that any such disclosure (including a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be a Change of Recommendation unless the Company’s Board of Directors expressly reaffirms its recommendation in respect of the Merger and the Offer at least two business days prior to the earlier of the Expiration Date (if the Offer has not been terminated) and the date of the stockholders meeting. In addition, the Company will not be permitted to recommend that its stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company’s Board of Directors or any committee thereof effects a Change of Recommendation.

For purposes of this Offer to Purchase and the Merger Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of its significant subsidiaries or (ii) any acquisition by any Person or group of Persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (A) more than 20% of the Shares then outstanding or of the total voting power of the equity securities of the Company, (B) assets that during the most recently completed twelve month period for which financial information is available generated more than 20% of the consolidated total revenues of the Company and its subsidiaries, taken as a whole, or (C) assets constituting more than 20% of consolidated total assets, measured either by book value or fair market value (including, equity securities of its Subsidiaries), of the Company and its subsidiaries, taken as a whole, in each case other than the transactions contemplated by the Merger Agreement.

“Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (i) is reasonably likely to be consummated in accordance with its terms, taking into account all material legal, financial and regulatory aspects of the proposal (including the financing thereof) and the Person making the proposal, including the determination that the Person making the Acquisition Proposal has available to it or can reasonably be expected to be able to obtain funds on customary terms and that are sufficient to consummate the Acquisition Proposal and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including those stockholders, if any, who would remain stockholders of the Company following the consummation of the transactions contemplated by such Acquisition Proposal).

EMPLOYEE BENEFIT MATTERS

The Offeror has agreed for the sole benefit of the Company that the Offeror will, and will cause the Surviving Corporation after the completion of the Merger to:

•

from the Acceleration Time until the first anniversary of the effective time of the Merger, provide the Company’s employees and the employees of the Company’s subsidiaries (in each case, other than those subject to collective bargaining agreements) who continue employment with the Offeror, the Surviving Corporation or any subsidiary of the Surviving Corporation, which are referred to as affected employees, with total annual cash compensation opportunities and benefits that, taken together, are substantially comparable in the aggregate to those total annual cash compensation opportunities and benefits provided by the Company and its subsidiaries immediately prior to the effective time of the Merger;

•	following the Acceleration Time, comply with the provisions of each of the Company’s change in control severance plans;

•

cause any employee benefit plan in which affected employees are entitled to participate to credit all service by such employees for purposes of eligibility, vesting and benefit accrual (other than for benefit accruals under defined benefit pension plans) to the extent such service was credited under one of the Company’s comparable employee benefit plans;

•

cause any welfare benefit plan in which affected employees are entitled to participate to (i) waive any pre-existing condition limitations, exclusions or waiting period requirements to the extent such limitations, exclusions and waiting periods were satisfied or inapplicable under our comparable plans or the comparable plans of the Company’s subsidiaries and (ii) give credit for amounts paid by such affected employees for any co-payments, deductibles and other out-of-pocket expenses prior to the effective time of the Merger under the terms of any corresponding Company plan in satisfying any applicable co-payment, deductible or out-of-pocket requirements for the plan year in which the effective time of the Merger occurs under any welfare benefit plan in which the affected employee participates on and after the effective time of the Merger;

•

honor obligations with the unions representing bargaining unit employees of the Company or its affiliates, including all contractual obligations under applicable collective bargaining agreements (subject to future bargaining between the unions and the Company or the Company’s affiliates); and

•

for all employees who continue employment with the Offeror, the Surviving Corporation or any subsidiary of the Surviving Corporation through the earlier of March 15, 2011 and the date on which the Company otherwise pays annual bonus and incentive payments in the ordinary course of business, pay bonuses and incentive payments to such employees on such earlier date in accordance with the Company’s short-term incentive plan and historical past practices; provided that the Offeror will ensure that the aggregate annual bonuses and incentive payments made to all such employees, measured as a group, in respect of the 2010 calendar year are no less than the aggregate amount accrued therefor as of December 31, 2010 for such employees.

ACTION BY WRITTEN CONSENT

Following the consummation of the Offer, when the Offeror, Merger Sub and its affiliates collectively own at least a majority of the outstanding Shares, the Offeror may notify the Company that the Offeror, Merger Sub and such Affiliates elect to adopt this Agreement by executing an action by written consent, as the holders of a majority of the issued and outstanding Shares pursuant to Delaware law, and direct the Company to, in accordance with and subject to the requirements of applicable Law:

•	as promptly as practicable thereafter, duly set a record date for an action by written consent of the stockholders of the Company for the purpose of adopting this Agreement;

•

as promptly as practicable after the execution and delivery of the stockholder consent, file an information statement relating to such consent with the SEC in preliminary form and cause such information statement to be printed and mailed to the stockholders of the Company as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing such information statement; and

•	as promptly as practicable after the Company is legally permitted to do so under applicable Law, consummate the actions approved in the stockholder consent.

STOCKHOLDER MEETING

If adoption of the Merger Agreement by the holders of Shares is required under applicable law and the Offeror has not notified the Company of its intention to proceed by written consent as described above, the Company has the right any time after February 8, 2011 to (and the Offeror and Merger Sub have the right, at any time after the later of February 8, 2011 and the date on which the conditions in the Merger Agreement relating to the HSR Act and other regulatory approvals are satisfied or waived, to request in writing that the Company, and upon receipt of such written request, the Company shall as promptly as practicable) take action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares as promptly as practicable after the date of mailing of the applicable proxy statement, to consider and vote upon the adoption of the Merger Agreement.

SHORT FORM MERGER

If, following the consummation of the Offer and the exercise, if any, of the Top-Up Option, the Offeror and Merger Sub and their affiliates shall hold of record, in the aggregate, at least 90% of the issued and outstanding Shares, the parties to the Merger Agreement will take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any Shares held by the Offeror or its affiliates, to cause the Merger to become effective as soon as possible after the consummation of the Offer without the a stockholders meeting in accordance with Delaware law.

OBLIGATIONS WITH RESPECT TO SEC DISCLOSURE FILINGS

As promptly as practicable following the date of the Merger Agreement, the Company will (i) prepare a written consent information statement in preliminary form for filing with the SEC as soon as practicable following the execution and delivery of an action by written consent, signed by the Offeror, Merger Sub and/or their respective affiliates that own the Shares, as the holders of a majority of the issued and outstanding Shares in accordance with Delaware law, if applicable, and (ii) prepare and file with the SEC (and in any event use reasonable best efforts to file within fifteen (15) business days following the date of the Merger Agreement) a proxy statement in preliminary form relating to a meeting of the Company’s stockholders to be held in connection with the Merger Agreement and the transactions contemplated thereunder.

INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE

Under the Merger Agreement, from and after the Acceleration Time, the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law (and the Offeror shall also advance thereto expenses, to the fullest extent permitted under applicable law), each present and former director of the Company and the Company’s subsidiaries’ against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at the Company’s or its subsidiaries’ request) at or prior to the effective time of the Merger, if such indemnified party acted in good faith and in a manner such indemnified party reasonably believed to be in or not opposed to the best interest of the Company or any of its subsidiaries, as applicable, and, with respect to any criminal action or proceeding, such indemnified party had no reasonable cause to believe such indemnified party’s conduct was unlawful, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by the Merger Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any indemnified party.

Under the Merger Agreement, prior to the Acceleration Time, the Company shall and, if the Company is unable to, the Offeror will cause the Surviving Corporation as of the effective time of the Merger to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time from an insurance carrier with the same or better credit rating as the Company’s existing insurance carrier (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are generally at least as favorable to the insureds as the Company’s existing policies; provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that prior to the Company obtaining and fully paying for such D&O Insurance, the Company will consult with the Offeror regarding the procurement of such policies from an insurer with a claims rating at least equal to such rating for the Company’s current provider of D&O Insurance and permit the Offeror’s insurance advisor to participate in the process of negotiating such insurance and seeking to obtain such insurance on the most cost effective basis, and such insurance shall not be purchased unless the Company has provided at least 5 business days prior written notice to the Offeror; it being understood and agreed that if the Offeror’s insurance advisor is able to obtain for the Company insurance that is less expensive but in all material respects equal to, the insurance proposed to be purchased by the Offeror, then the Company will acquire such less expensive insurance. If the Company and the Surviving Corporation for any reason fail to obtain such insurance policies as of the Acceleration Time or the effective time of the Merger, as applicable, the Surviving Corporation will, and the Offeror will cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the Merger the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies, or the Surviving Corporation will, and the Offeror will cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies; provided, however, that in no event will the Offeror or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

STOCKHOLDER LITIGATION

In the event that any stockholder litigation related to the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement is brought, or, to the knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the effective time of the Merger, the Company will promptly notify the Offeror of any such stockholder litigation brought, or, to the knowledge of the Company, threatened in writing against the Company and/or members of the Board of Directors of the Company and will keep the Offeror reasonably informed with respect to the status thereof. The Company will reasonably consult with the Offeror with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by the Offer or the Merger Agreement, and no such settlement will be agreed to without the Offeror’s prior written consent, in its sole discretion.

TERMINATION

The Company and the Offeror may, by mutual written consent, terminate the Merger Agreement and abandon the Merger and the Offer at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by the stockholders.

The Merger Agreement may also be terminated and the Offer and the Merger abandoned as follows:

by either the Offeror or the Company at any time prior to the effective time of the Merger, if:

•

subject to certain limitations on this right of a party to terminate, the Merger has not been consummated by February 28, 2011, provided, that if on February 28, 2011 any of the conditions to closing of the Merger are not fulfilled or waived but remain capable of being satisfied, then either of the Offeror or the Company may extend this termination date from February 28, 2011 to April 30, 2011 (such date as may be so extended, the “Termination Date”) unless the Offer has been consummated by the Termination Date, in which case no such termination right is available;

•

the stockholders meeting has been held and completed and the stockholders have not adopted the Merger Agreement at such meeting or any adjournment or postponement of such meeting unless the Offer has already been consummated, in which case no such termination right is available; or

•	an order permanently enjoining, restraining or prohibiting the Offer or the Merger has become final and non-appealable.

However, none of the termination rights described in the preceding three bullet points will be available to any party whose failure to fulfill any obligation or other breach under the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the failure of any condition to the Offer or a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

by the Company, if:

•

at any time prior to the earlier of the consummation of the Offer and the time that the Company’s stockholders adopt the Merger Agreement, (i) the Company’s Board of Directors authorizes the Company, subject to complying with the terms of the Merger Agreement described above under “SOLICITATION OF ACQUISITION PROPOSALS”, to enter into an alternative acquisition agreement with respect to a Superior Proposal; (ii) immediately prior to or concurrently with the termination of the Merger Agreement the Company enters into an alternative acquisition agreement with respect to a Superior Proposal; and (iii) the Company pays the Offeror or its designee the termination fee discussed below under “TERMINATION FEES”;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Offeror or Merger Sub in the Merger Agreement or any such representation and warranty becomes untrue after the date of the Merger Agreement, which inaccuracy or breach would give rise to the failure of the condition to the closing of the Merger relating to the accuracy of the representations and warranties of the Offeror or compliance by the Offeror and Merger Sub with their obligations under the Merger Agreement, and such breach or inaccuracy cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by the Company to the Offeror and (ii) 2 business days prior to the Termination Date (provided that the Company will not have this right to terminate if it is then in material breach of the Merger Agreement and does not cure such breach within 10 days of the notice of such breach from the Offeror);

•

(a) All of the conditions to the Offer have been satisfied or waived as of the expiration date of the Offer and the Offeror fails to consummate the Offer promptly thereafter or (b) (x) the Offer has been terminated as described under “TERMINATION OF THE OFFER”, (y) the conditions to the obligations of the Offeror and Merger Sub to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger), and (z) the Offeror and Merger Sub fail to consummate the Merger within the earlier of (i) 2 business days following the date on which the closing of the Merger should have occurred under the Merger Agreement and (ii) 1 business day before the Termination Date, and the Company stood ready, willing and able to consummate the Merger during such period; or

•

if the Offeror fails to commence the Offer by 5:00 p.m. New York City time on December 22, 2010 or terminates or makes any change to the Offer in violation of the terms of the Merger Agreement in any material respect.

by the Offeror, if:

•

the Company’s Board of Directors (i) makes and does not withdraw a Change of Recommendation, (ii) approves or recommends to stockholders an Acquisition Proposal, or (iii) fails to include its recommendation in respect of the Merger and the Offer in its proxy statement or Schedule 14D-9;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the Merger Agreement or any such representation and warranty becomes untrue after the date of the Merger Agreement, which breach or inaccuracy give rise to the failure of the condition to closing of the Merger (if the Offer has been terminated as described under “TERMINATION OF THE OFFER”) or the conditions to the Offer (if the Offer has not been terminated), in each case, relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach or inaccuracy cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given to the Company by the Offeror and (ii) 2 business days prior to the Termination Date (provided that the Offeror will not have this right to terminate if it is then in material breach of any of the Merger Agreement and does not cure such breach within 10 days of the notice of such breach from the Company). A termination pursuant to this paragraph is referred to herein as a Company breach termination event;

•

if a written environmental report prepared by a reputable, nationally recognized environmental consulting firm selected by the Offeror and reasonably acceptable to the Company, which report has been provided to the Company for comment at least three business days in advance of the Offeror providing any notice to the Company pursuant to this termination provision, concludes that the Company is subject to an obligation to comply with environmental laws as in effect and interpreted on the date of the Merger Agreement that will result in the Company incurring environmental capital expenditures between January 1, 2011 and December 31, 2013 plus environmental liabilities as accrued on the Company’s September 30, 2010 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (as defined and interpreted in accordance with GAAP, subject to the guidelines specified in the Merger Agreement), such that individually or in the aggregate, such costs are more than $250 million in excess of the $395 million currently projected by the Company, in the Company’s additional definitive soliciting materials filed with the SEC on Schedule

14A on November 18, 2010 and the Company’s September 30, 2010 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, for such required expenditures and accruals, taking additional factors specified in the Merger Agreement into account, and Offeror shall have provided written notice to the Company of such determination on or before January 17, 2011 (the “Environmental Liability Termination”); or

•

if the aggregate Pension Benefit Guaranty Corporation termination liability as of December 31, 2010 for the Company’s Title IV benefit plans as determined in accordance with Section 4044 of ERISA and related regulations and certain assumptions set forth in Company disclosure letter, less the aggregate fair market value of the assets in the trusts for the Company’s Title IV benefit plans as of November 30, 2010, exceeds $250 million, and the Offeror has delivered written notice of such termination to the Company on or prior to January 17, 2011 (the “Pension Liability Termination).

TERMINATION FEES

The Company is required to pay the Offeror a termination fee equal to $16.3 million less expenses paid to Merger Sub or its designee in respect of certain expenses incurred by the Offeror, Merger Sub and their respective affiliates under the Merger Agreement as described below, if

•

before adoption of the Merger Agreement by stockholders, the Merger Agreement is terminated as a result of termination provisions described above relating to the failure of the Merger to be consummated on or prior to the Termination Date or the failure of the stockholders to adopt the Merger Agreement at the stockholders meeting and, in either case, within 18 months of such termination the Company consummates an Acquisition Proposal (changing the references to 20% in the definition of “Acquisition Proposal” to 50%) with consideration to be paid to the stockholders (cash or otherwise) having an aggregate value of more than the $5.50 per Share Offer Price;

•

the Offeror terminates the Merger Agreement due to the Company’s Board of Directors having (i) made and not withdrawn a Change of Recommendation in respect of the Merger and the Offer, (ii) approved or recommended to stockholders an Acquisition Proposal, or (iii) failed to include its recommendation in respect of the Merger and the Offer in the applicable proxy statement or the Schedule 14D-9 or if the Offeror or the Company otherwise terminates the Merger Agreement at a time when the Offeror had the right to terminate the Merger Agreement for one of the reasons described in this paragraph;

•	the Merger Agreement is terminated by the Company in connection with the Company’s entry into an alternative acquisition agreement with respect to a Superior Proposal; or

•

before adoption of the Merger Agreement by stockholders, the Merger Agreement is terminated as a result of termination provisions described above relating to the failure of the Merger to be consummated on or prior to the Termination Date or the failure of the stockholders to adopt the Merger Agreement at the stockholders meeting and, in either case, any Person has made or publicly announced a bona fide Acquisition Proposal after the date of the Merger Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the receipt of the vote of the stockholders to adopt the Merger Agreement in any material respect at least 10 calendar days prior to, with respect to a termination in respect of the Termination Date described above, the date of termination or at least 5 business days prior to, with respect to a termination in respect of the failure of the stockholders to adopt the Merger Agreement described above, the date of the meeting of Company stockholders at which stockholder adoption of the Merger Agreement is to be considered and (z) within 18 months of such termination the Company consummates an Acquisition Proposal, (whether or not it is the same Acquisition Proposal that was so made or publicly announced) (changing the references to 20% in the definition of “Acquisition Proposal” to 50%).

The Company must also pay Merger Sub or its designee in respect of expenses incurred by the Offeror, Merger Sub and their respective affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement and as consideration for entering into the Merger Agreement an amount equal to $5 million, if the Merger Agreement is terminated because either (x) the stockholders do not adopt the Merger Agreement; or (y) the Offeror terminates the Merger Agreement pursuant to a Company breach termination event.

EXPENSES

Pursuant to the Merger Agreement, the Surviving Corporation will pay all charges and expenses, including those of the paying agent, in connection with the exchange and payment procedures and payment for the Shares. Except as described above under “TERMINATION FEES”, whether or not the Offer or the Merger is consummated, subject to certain exceptions, all costs and expenses incurred in connection with the Merger Agreement and the Offer or the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense.

REMEDIES

Pursuant to the Merger Agreement, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing, prior to the consummation of the Merger, the Company shall be entitled to specific performance to prevent or cure breaches of the Merger Agreement by the Offeror or Merger Sub and/or to enforce specifically the terms and provisions of the Merger Agreement, including to cause the Offeror and/or Merger Sub to consummate the transactions contemplated by the Merger Agreement, including to consummate the Offer and/or to effect the closing of the Merger.

ACCESS TO THE COMPANY

Pursuant to the Merger Agreement, subject to certain exceptions and applicable law, the Company will afford the Offeror and its authorized representatives reasonable access to the Company and will furnish the Offeror information concerning the Company’s business, properties, facilities, operations and personnel as may reasonably be requested.

OTHER COVENANTS

The Merger Agreement contains other covenants, including, but not limited to, covenants relating to public announcements, regulatory matters and confidentiality.

MODIFICATION OR AMENDMENT

The parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. After the consummation of the Offer but prior to the Effective Time, the Merger Agreement may not be amended in a manner that would adversely affect the right of the Company’s stockholders to receive the Per Share Merger Consideration. If such amendment or waiver is made after the holders of a majority of the issued and outstanding Common Stock have voted in favor of adoption of the Merger Agreement, and applicable Law or the rules and regulations of NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the holders of a majority of the issued and outstanding Common Stock.

THE STOCKHOLDER SUPPORT AGREEMENT

Under the Stockholder Support Agreement, the Support Parties agreed that from the date of the Merger Agreement until the Voting Termination Date (as defined below), the Support Parties will comply with all the obligations applicable to the Support Parties described under “OFFEROR OWNERSHIP AND VOTE”.

THE GUARANTEE

Under the Guarantee, Icahn Enterprises Holdings L.P. agreed, subject to the terms and conditions thereof, to absolutely, irrevocably and unconditionally, guarantee to the Company, the full and timely performance by the Offeror and Merger Sub of their respective payment and other obligations under the Merger Agreement, other than with respect to the officer and directors indemnification obligations described above under “INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE”, and agreed to take all actions which apply to affiliates of the Offeror and Merger Sub under the Merger Agreement. The Guarantee terminates upon the consummation of the Merger.

12.	PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

PURPOSE OF THE OFFER. The purpose of the Offer is to acquire all Shares validly tendered and not properly withdrawn prior to the Expiration Date. Following the Offer and providing the Offeror is the beneficial owner of more than 50% of the outstanding shares of the Company, the Offeror will contribute all such Shares to Merger Sub and cause Merger Sub to undertake a going private transaction by merging with and into the Company.

PLANS FOR THE COMPANY. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of, and payment for, any Shares by the Offeror pursuant to the Offer, the Offeror currently intends to exercise its rights under the Merger Agreement to designate members to the Company’s Board of Directors in proportion to the then current ownership of Shares held by the Offeror and certain of its affiliates, subject to the requirement in the Merger Agreement regarding compliance with applicable law and the rules of the NYSE. In addition, Merger Sub intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

We intend to undertake a comprehensive review of the capital structure, assets, liabilities, business and operations of the Company and its subsidiaries. In that regard, we reserve the right to engage in any and all transactions, including, but not limited to, transactions of the type contemplated in the following sentence. Except as described in this Offer to Purchase, the Offeror does not have any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board of Directors of the Company or management, (iv) any material change in the Company’s capitalization, indebtedness or dividend policy, (v) any other material change in the Company’s corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	CERTAIN EFFECTS OF THE OFFER.

EFFECT ON THE INDEBTEDNESS OF THE COMPANY. If the Offeror and its affiliates (or any “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) become the owner of 42% or more of the issued and outstanding shares of Common Stock, including as a result of the consummation of the Offer, the lenders under the Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, as amended, by and among Dynegy Holdings Inc., as borrower, the parent guarantors party thereto, the other guarantors party thereto, the lenders party thereto and various other parties thereto (the “Credit Agreement”) will have the right to cause all unpaid amounts to be immediately due and payable. Because the Offeror and its affiliates currently beneficially own 14.92% of Dynegy’s issued and outstanding Shares (including options to purchase Shares), if they acquire an additional 27.08% or more of the Shares (including pursuant to the Offer), a change of control will occur under the Credit Agreement and the lenders will have the right to cause all unpaid amounts to be immediately due and payable.

Dynegy reported in its Form 10-Q filed with the SEC on November 9, 2010, that as of September 30, 2010, approximately $918 million was outstanding under this Credit Agreement, consisting of an $825 million term letter of credit facility (as of September 30, 2010, letters of credit issued under the letter of credit facility were approximately $453 million) and a $68 million senior secured term loan facility. In addition, if Dynegy fails to pay the outstanding indebtedness under its Credit Agreement when due, including as a result of an acceleration of the maturity dates as described above, there will occur an event of default under the indentures governing Dynegy’s outstanding notes and agreements governing its other outstanding indebtedness which will enable the holders of those notes to declare the notes, and the lenders holding any other indebtedness, to become immediately due and payable. Dynegy reported in its Form 10-Q filed with the SEC on November 9, 2010, that as of September 30, 2010, it had approximately $4.7 billion of outstanding indebtedness.

Pursuant to the Merger Agreement, the Offeror has agreed that from and after the consummation of the Offer, it will provide or cause to be provided sufficient funding to the Company and its subsidiaries to permit them to operate their respective businesses and operations in the ordinary course of business consistent with past practice, and, to the extent requested by the Company, to repay any outstanding indebtedness of the Company and its subsidiaries that is due and payable in connection with the consummation of the Offer, up to $1.0 billion in the aggregate. In addition, we intend to work with Dynegy to explore other refinancing options with respect to the Company’s existing Credit Agreement.

The foregoing description of the Company’s existing indebtedness is qualified in its entirety by reference to the definitive documents governing that indebtedness, copies of which have been filed by the Company with the SEC. We take no responsibility for the accuracy or completeness of those filings. See Section 7 – “CERTAIN INFORMATION CONCERNING THE COMPANY”.

EFFECT ON THE PRIOR MERGER AGREEMENT. Amendment No. 1 to the Prior Merger Agreement, dated November 16, 2010, requires Dynegy to pay a termination fee equal to $16.3 million to Denali Parent in the event the Minimum Condition is satisfied and the Offer is consummated, within three business days of such consummation.

EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. In addition, pursuant to the Merger Agreement and upon consummation of the Offer, the Offeror will contribute all of its Shares to Merger Sub and Merger Sub will undertake a going private transaction pursuant to which Merger Sub would acquire any shares of Common Stock held by parties other than the Offeror, Merger Sub, the Company and their respective direct or indirect subsidiaries through a merger of Merger Sub with and into the Company. As a result of the proposed going private transaction, there would not be any remaining Shares outstanding other than Shares owned by Merger Sub.

STOCK QUOTATIONS. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of Shares falls below 400 or the Company’s average total global market capitalization over a consecutive 30 trading day period is less than $25 million. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being “publicly held” for this purpose. According to the Company, as of December 9, 2010, 120,972,824 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the price of the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for NYSE listing.

APPRAISAL RIGHTS. Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company will have the right to demand appraisal of their shares of Common Stock under the DGCL. Stockholders who do not sell their Shares pursuant to the Offer, who do not vote in favor of adoption of the Merger Agreement and who otherwise comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Common Stock could be based upon considerations other than or in addition to the price per share paid in the Merger and the market value of the shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per share of Common Stock to be paid in the Merger. Moreover, the Offeror may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Common Stock is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under the DGCL.

MARGIN SECURITIES. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities.”

14.	DIVIDENDS AND DISTRIBUTIONS.

As discussed in Section 11 — “THE MERGER AGREEMENT; OTHER AGREEMENTS”, the Merger Agreement provides that from the date of the Merger Agreement through the earlier of the Acceleration Time and the termination of the Merger Agreement, without the prior written approval of the Offeror, the Company will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the issued and outstanding Shares.

15.	CONDITIONS OF THE OFFER.

Notwithstanding any other provisions of the Offer, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by the Offeror, its subsidiaries and the Support Parties (and for this purpose, the Offeror, its subsidiaries and the Support Parties shall be deemed to own Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for by any of them prior to the Expiration Date), represents at least a majority of the issued and outstanding Shares on a fully diluted basis as of the Expiration Date of the Offer (assuming the issuance of all Shares that may be issued upon the vesting of outstanding Company Restricted Stock, plus Shares issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase Shares with an exercise price per Share less than the Offer Price) (such condition, the “Minimum Condition”), or (ii) at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing:

(1)	an order by any governmental entity of competent jurisdiction, restraining, or rendering illegal the consummation of the Offer or the Merger shall have been issued and be continuing in effect;

(2)	the Merger Agreement shall have been terminated by the Company, Merger Sub or the Offeror in accordance with its terms;

(3)	the representations and warranties of the Company set forth in the Merger Agreement other than those referenced in clause (ii) below (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, not be true and correct as of such earlier date) except where the failures of any such representations and warranties to be so not true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; or (ii) the representations and warranties set forth in (x) Section 6.1(b)(i) (the clause of Capital Structure pertaining to the number of shares and other equity securities authorized, issued and outstanding), Section 6.1(c) (Corporate Authority, Approval and Fairness) and Section 6.1(k) (Rights Agreement) of the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date and except, with respect to the representations and warranties of the Company set forth in Section 6.1(b)(i) of the Merger Agreement, for such inaccuracies as are de minimis relative to such Section 6.1(b)(i) taken as a whole) or (y) Section Section 6.1(f)(i) (the clause of Absence of Certain Changes pertaining to a Company Material Adverse Effect) of the Merger Agreement shall not be true and correct without disregarding the Company Material Adverse Effect qualification contained therein as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(4)	the Company shall have failed to perform in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date; or

(5)	the Offeror shall not have received a certificate signed on behalf of the Company by a senior executive officer of the Company stating that (i) the Company’s representations and warranties are true and correct in the manner specified in clause (3) above of these conditions, and (ii) the Company has performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Expiration Date; and

(6)	The waiting period applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated, (ii) the approval of the FERC under Section 203 of the FPA shall not have been received, or (iii) the approval, or a determination that no approval is required, of the NYPSC under the New York Public Service Law, as amended, shall not have been received with respect to the consummation of the Offer and the Merger (collectively, the “Regulatory Condition”).

The foregoing conditions shall be for the benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances (including any action or inaction by the Offeror or Merger Sub, other than action or inaction in breach of the Merger Agreement) giving rise to any such conditions and may be waived by the Offeror in whole or in part at any time and from time to time, in each case except for the Minimum Condition and the Regulatory Condition, in the exercise of the reasonable good faith judgment of the Offeror and subject to the terms of the Merger Agreement, and the applicable rules and regulations of the SEC. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right may be deemed an ongoing right which may be asserted at any time and from time to time.

16.	CERTAIN LEGAL MATTERS.

GENERAL. Except as described in this Offer, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Offeror is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Offeror’s acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Offeror pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under “State Takeover Laws”. While the Offeror does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company’s business or that certain parts of the Company’s business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Offeror may decline to accept for payment or pay for any Shares tendered. See Section 15 — “CONDITIONS OF THE OFFER”.

STATE TAKEOVER LAWS. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, the Offeror does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between the Offeror or any of the Offeror’s subsidiaries or affiliates and the Company, and the Offeror has not complied with any such laws. If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between the

Offeror or any of the Offeror’s subsidiaries or affiliates and the Company, the Offeror may take any action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See Section 11 – “THE MERGER AGREEMENT; OTHER AGREEMENTS”.

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prohibits an “interested stockholder” (which includes a person who owns or has the right to acquire 15% or more of the corporation’s issued and outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless certain conditions are met. The Company has represented that, assuming the accuracy of the Offeror’s and Merger Sub’s representation as to ownership of Shares (which includes a representation that they and their affiliates or associates are not, and have not been, an “interested stockholder” during the three years preceding the date of the Merger Agreement), approval of the Merger Agreement, the Offer, the Continuing Offer and the Merger by the Board of Directors of the Company constitutes approval of the Merger Agreement, the Offer, the Continuing Offer and the Merger for purposes of Section 203, and the Board of Directors of the Company has approved each of the Offeror and Merger Sub becoming an “interested stockholder” for purposes of Section 203 pursuant to the Offer, the Continuing Offer and the Merger. See Section 11 – “THE MERGER AGREEMENT; OTHER AGREEMENTS”.

The Offeror has not determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, the Offeror has presently sought to comply with any state takeover statute or regulation. The Offeror reserves the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

REGULATORY. In relevant part, section 203(a) of the Federal Power Act (“FPA”), 16, U.S.C. § 824b(a), specifies that prior approval by the Federal Energy Regulatory Commission (“FERC”) is required before a public utility may sell, lease or dispose of the whole of its facilities with a value in excess of $10 million, or any holding company, as defined by the Public Utility Holding Company Act of 2005, 42 U.S.C. § 16451, et seq., may purchase, acquire or take any security of an electric utility company or merge or consolidate its facilities with such company, directly or indirectly, with a value in excess of $10 million. Section 203(a)(4) of the FPA further specifies that, after notice and an opportunity for hearing, FERC shall approve such applications, if it finds the proposed transaction to be consistent with the public interest, and will not result in cross-subsidization of a non-utility associate company, or pledge or encumbrance of utility assets, unless such is determined to be consistent with the public interest. FERC determines whether a transaction is consistent with the public interest, in view of the impact on (i) competition in FERC-jurisdictional markets; (ii) rates; and (iii) regulation. The Offeror has determined that there is good ground for FERC to conclude that the application is consistent with the public interest, as that term is understood in governing precedent, and is prepared to secure all necessary approvals. On November 21, 2010, affiliates of the Offeror filed an application for approval under the FPA Section 203, and on December 21, 2010, the Offeror amended its application to include Dynegy and inform FERC of this Offer and the other transactions pursuant to the Merger Agreement.

Sections 70 and 83 of the New York Public Service Law similarly requires that the purchase of more than 10% of the voting capital stock of an electric or steam corporation shall require approval of the New York Public Service Commission (“NYPSC”). New York law further provides that such consent will not be given unless it is shown that the acquisition is in the public interest. In addition, New York precedent indicates that the NYPSC will apply a presumption against reviewing acquisitions where it is demonstrated that the proposed acquisition is confined to lightly regulated wholesale electric generation facilities and where little potential for harm to captive ratepayers exists. The Offeror has determined that there is good ground for the NYPSC to apply that presumption, or, in the alternative, to conclude that the proposed transaction is in the public interest.

Finally, the Company will apply to the Federal Communications Commission (“FCC”) to transfer wireless communication licenses in connection with certain of its generating facilities as may be necessary. The Offeror has determined that there is good ground for the FCC to grant the requested transfers.

ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements. See Section 15 — “Conditions of the Offer”.

Pursuant to the requirements of the HSR Act, the Offeror and the Company each filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on December 20, 2010. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire on January 4, 2011, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Offeror. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Offeror with such request. Thereafter, such waiting period can be extended only by court order.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the waiting period applicable to the consummation of the Offer under the HSR Act. See Section 15 — “CONDITIONS OF THE OFFER”. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 3 — “WITHDRAWAL RIGHTS”. If the Offeror’s acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 1 — “TERMS OF THE OFFER”.

The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Offeror pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Offeror does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 – “CONDITIONS OF THE OFFER”, including conditions with respect to certain governmental actions.

17.	FEES AND EXPENSES.

Offeror has retained Morrow & Co., LLC to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.	MISCELLANEOUS.

The Offer is being made to all holders of Shares. The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto (“Schedule”), pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act (the “Exchange Act Rules”), furnishing certain additional information with respect to the Offer. Such Schedule(s) and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities at the SEC’s principal office at 100 F Street, NE, Washington DC 20549. The SEC maintains a site on the World Wide Web, and the Schedule filed by the Offeror with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 100 F Street, NE, Washington DC 20549.

December 22, 2010

SCHEDULE I

EXECUTIVE OFFICER(S) AND DIRECTOR(S)

OF

IEH MERGER SUB LLC, IEP MERGER SUB INC., BARBERRY CORP., BECKTON CORP., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, ICAHN CAPITAL LP, ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., ICAHN OFFSHORE LP, ICAHN ONSHORE LP, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., AND IPH GP LLC

The name and positions of the executive officers and directors of IEH Merger Sub LLC, IEP Merger Sub Inc., Barberry, Beckton, High River, Hopper, Icahn Capital, Icahn Enterprises G.P., Icahn Enterprises Holdings, Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master Fund, Icahn Master Fund II, Icahn Master Fund III, and IPH GP are set forth below. The following sets forth with respect to each executive officer and director such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) such principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York, 10153, where the business phone number is (212) 702-4300.

IEH Merger Sub LLC

Icahn Enterprises Holdings L.P. — Member

IEP Merger Sub Inc.

Carl C. Icahn — Director

Vincent J. Intrieri — Director

Daniel A. Ninivaggi — Director and President

Dominick Ragone — Chief Financial Officer; Treasurer

Felicia P. Buebel — Secretary

Barberry Corp.

Carl C. Icahn — Chairman of the Board; President

Jordan Bleznick — Vice President/Taxes

Gail Golden — Vice President

Vincent J. Intrieri — Vice President

Keith Cozza — Secretary; Treasurer

Beckton Corp.

Carl C. Icahn — Chairman of the Board; President

Jordan Bleznick — Vice President/Taxes

Keith Cozza — Secretary; Treasurer

High River Limited Partnership

Hopper Investments LLC — General Partner

Hopper Investments LLC

Barberry Corp. — Member

Icahn Capital LP

IPH GP LLC — General Partner

Icahn Enterprises Holdings L.P. — Limited Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Daniel A. Ninivaggi — President

Dominick Ragone — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

Icahn Enterprises G.P. Inc.

Carl C. Icahn — Chairman of the Board

Vincent J. Intrieri — Director

Jack G. Wasserman — Director

James L. Nelson — Director

William A. Leidesdorf — Director

Daniel A. Ninivaggi — President

Dominick Ragone — CFO; Chief Accounting Officer; Secretary

Felicia P. Buebel — Assistant Secretary

Craig Pettit — Vice President of Tax Administration

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc. — General Partner

Icahn Offshore LP

Icahn Capital LP — General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Dana Witkin — Director of Investor Relations

Keith Cozza — Chief Compliance Officer

Anthony Canova — Controller

Icahn Onshore LP

Icahn Capital LP — General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Dana Witkin — Director of Investor Relations

Keith Cozza — Chief Compliance Officer

Anthony Canova — Controller

Icahn Partners LP

Icahn Onshore LP — General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Dana Witkin — Director of Investor Relations

Keith Cozza — Chief Compliance Officer

Anthony Canova — Controller

Icahn Partners Master Fund II L.P.

Icahn Offshore LP — Managing General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Dana Witkin — Director of Investor Relations

Keith Cozza — Chief Compliance Officer

Anthony Canova — Controller

Icahn Partners Master Fund III L.P.

Icahn Offshore LP — Managing General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Dana Witkin — Director of Investor Relations

Keith Cozza — Chief Compliance Officer

Anthony Canova — Controller

Icahn Partners Master Fund LP

Icahn Offshore LP — Managing General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Dana Witkin — Director of Investor Relations

Keith Cozza — Chief Compliance Officer

Anthony Canova — Controller

IPH GP LLC

Icahn Enterprises Holdings L.P. — Sole Member

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Daniel A. Ninivaggi — President

Dominick Ragone — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation (“Starfire”), a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly-owned subsidiary of Icahn Enterprises L.P. (“Icahn Enterprises”), and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II L.P., and Icahn Partners Master Fund III L.P. From November 2004 to August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises. Icahn Enterprises is a diversified holding company currently engaged in the following continuing operating businesses: investment management, automotive, railcar, food packaging, metals, real estate and home fashion. Mr. Icahn was chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Mr. Icahn has served as chairman of the board and as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since 1994. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, which, until February 2008, was a subsidiary of Icahn Enterprises. From September 2000 to February 2007, Mr. Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the owner and operator of The Sands casino in Atlantic City until November 2006. From September 2006 to November 2008, Mr. Icahn was a director of ImClone Systems Incorporated (“ImClone”), a biopharmaceutical company, and from October 2006 to November 2008, he was the chairman of the board of ImClone. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc., a telecommunications services provider, since February 2006, and of its predecessor from January 2003 to February 2006. In December 2007, Mr. Icahn became a director of Federal-Mogul Corporation (“Federal-Mogul”), a supplier of automotive products, and since January 2008, has been the chairman of the board of Federal-Mogul. Since March 2010, Mr. Icahn has been the chairman of the board of directors of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. In October 2005, Mr. Icahn became a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. Since July 1993, Mr. Icahn has served as a director of

Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies. From May 2005 to January 2010, Mr. Icahn was a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. From August 2007 to September 2009, Mr. Icahn was a director of WCI Communities, Inc. (“WCI”), a homebuilding company. From August 2008 to October 2009, Mr. Icahn was a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide. Mr. Icahn received his B.A. from Princeton University.

William A. Leidesdorf has served, since March 1991, as a director of Icahn Enterprises GP Inc., the general partner of Icahn Enterprises L.P., a diversified holding company currently engaged in the following continuing operating businesses: investment management, automotive, railcar, food packaging, metals, real estate and home fashion. Since December 2003, Mr. Leidesdorf has served as a director and member of the audit committee of American Entertainment Properties Corp., or AEP. From May 2005 until November 15, 2007, Mr. Leidesdorf served as a director and member of the audit committee of Atlantic Coast Entertainment Holdings, Inc. Mr. Leidesdorf was a director of Renco Steel Group, Inc. and was a director of its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection in September 2003. From 1996 through 2002, Mr. Leidesdorf was a director of the Simpson Housing Limited Partnership, a privately held real estate investment trust. Since October 2008, Mr. Leidesdorf has been the owner and managing director of Renaissance Hamptons Mayfair, LLC, a company primarily engaged in acquiring multifamily residential properties, many of which were subject to various federal and state regulatory requirements. Previously, from June 1997 through October 2008, Mr. Leidesdorf was an owner and a managing director of Renaissance Housing, LLC. From April 1995 through December 1997, Mr. Leidesdorf acted as an independent real estate investment banker.

Vincent J. Intrieri has been a director, since July 2006, of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company currently engaged in the following continuing operating businesses: investment management, automotive, railcar, food packaging, metals, real estate and home fashion. Since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since January 1, 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. From April 2005 through September 2008, Mr. Intrieri was the President and Chief Executive Officer of Philip Services Corporation, a metal recycling and industrial services compare. Since December 2007, Mr. Intrieri has been the chairman of the board and a director of PSC Metal, Inc., a metals recycling company. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc. (“ARI”), a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intrieri was a Senior Vice President, the Treasurer and the Secretary of ARI. Since April 2003, Mr. Intrieri has been Chairman of the Board of Directors and a director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. From November 2006 to November 2008, Mr. Intrieri served on the board of directors of Lear Corporation, a supplier of automotive interior systems and components. From August 2008 to September 2009, Mr. Intrieri was a director of WCI Communities, Inc., a homebuilding company. Mr. Intrieri also serves on the boards of directors of the following companies: National Energy Group, Inc., a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties; XO Holdings, Inc., a telecommunications company; WestPoint International Inc., a manufacturer of bed and bath home fashion products; and Federal-Mogul Corporation, a supplier of automotive products. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri was a certified public accountant. Mr. Intrieri received a BS in Accounting, with Distinction, from The Pennsylvania State University.

James L. Nelson has served, since June 2001, as a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company currently engaged in the following continuing operating businesses: investment management, automotive, railcar, food packaging, metals, real estate and home fashion. Since December 2003, Mr. Nelson has served as a director of American Entertainment Properties Corp., or AEP. From May 2005 until November 15, 2007, Mr. Nelson served as a director of Atlantic Coast

Entertainment Holdings, Inc. From 1986 until 2009, Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group. Mr. Nelson currently serves as a director and Chairman of the audit committee of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. From January 2008 through June 2008, Mr. Nelson served as a director of Shuffle Master, Inc. From March 2008 until February 2010, Mr. Nelson was a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer. Since April 2008, Mr. Nelson has served as a director and currently serves as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system.

Jack G. Wasserman has served as a director, since December 1993, of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company currently engaged in the following continuing operating businesses: investment management, automotive, railcar, food packaging, metals, real estate and home fashion. Since December 2003, Mr. Wasserman has served as a director of American Entertainment Properties Corp., or AEP. From May 2005 until November 15, 2007, Mr. Wasserman has served as a director of Atlantic Coast Entertainment Holdings, Inc. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since December 1998, Mr. Wasserman has been a director of National Energy Group, Inc., a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties. Mr. Wasserman is also a director of Cadus Corporation, a biotechnology company controlled by Mr. Icahn. Since March 2004, Mr. Wasserman has been a director of Wendy’s/Arby’s Group, Inc., formerly Triarc Companies, Inc., an owner and franchisor of the Wendy’s and Arby’s restaurant systems. Mr. Wasserman serves as Chairman of the ERISA committee and as a member of the audit and compensation committees of Wendy’s/Arby’s Group, Inc. He is also a current and past director of numerous not-for-profit organizations.

Dominick Ragone has served, since July 28, 2008, as Chief Financial Officer of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company currently engaged in the following continuing operating businesses: investment management, automotive, railcar, food packaging, metals, real estate and home fashion. Prior to his appointment as Chief Financial Officer, from May 2007 to June 2008, Mr. Ragone was the Assistant Controller for Bear Stearns. Mr. Ragone also held positions as a Managing Director for Morgan Stanley from 2004 to 2007 and as a Partner for PricewaterhouseCoopers LLP from 1988 to 2004. During his tenure at PricewaterhouseCoopers LLP, Mr. Ragone served as a Professional Accounting Fellow with the SEC’s Office of the Chief Accountant from 1999 to 2001.

Daniel A. Ninivaggi has served as president of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P. Inc. since April 2010 and as chief executive officer since August 4, 2010. Icahn Enterprises L.P. is a diversified holding company currently engaged in the following continuing operating businesses: investment management, automotive, railcar, food packaging, metals, real estate and home fashion. Mr. Ninivaggi previously served in various executive positions with Lear Corporation, a global supplier of automotive seating and electrical power management systems, from 2003 through July 2009, including most recently as Executive Vice President and Chief Administrative Officer. Prior to joining Lear, Mr. Ninivaggi was a Partner at the law firm of Winston & Strawn LLP, specializing in mergers and acquisitions and corporate finance, where he also served as Of Counsel from August 2009 through March 2010. Mr. Ninivaggi also serves as a director of CIT Group Inc., a bank holding company, and Federal-Mogul Corp., a global automotive company. Mr. Ninivaggi received a Bachelor of Arts degree from Columbia University, a Master of Business Administration from the University of Chicago Graduate School of Business, and a law degree from Stanford Law School.

Keith Cozza has been the Chief Financial Officer of Icahn Associates Corp., since December 2006. Icahn Associates Corp. is an indirect wholly-owned entity of Mr. Icahn primarily engaged in the business of holding and investing in securities or holding company. Mr. Cozza has been the Vice President and Treasurer of Icahn & Co. LLC and its predecessor (“Icahn & Co”) since November 23, 2005. Icahn & Co. is an indirectly wholly owned entity of Mr. Icahn and was a registered broker-dealer and member of the National Association of Securities Dealers from 1968 to 2005. Since 2004, Mr. Cozza has served as an officer of various entities controlled by Mr. Icahn. From 2000 to 2004 Mr. Cozza was employed by Grant Thornton LLP, a public accounting firm. Mr. Cozza received his B.S. in Accounting from the University of Dayton in 2000.

Jordan Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company of Mr. Icahn, since September 2002. He has been the senior tax counsel for various affiliates of Mr. Icahn since April 15, 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of DLA Piper, formerly known as Piper Rudnick LLP. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from The Ohio State University College of Law and an LL.M. in Taxation from the New York University School of Law.

Gail Golden’s present principal occupation is acting as an officer of various entities controlled by Mr. Icahn. Since 1978, Ms. Golden has served in various capacities at Icahn & Co., LLC and its predecessor (“Icahn & Co”) formerly a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Ms Golden served as the Chief Executive Officer of Maupintour, LLC, a tour operator formerly indirectly wholly-owned by Mr. Icahn from 1999 to December 2005.

Irene March is currently the Chief Financial Officer of Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master Fund, Icahn Maser Fund II, and Icahn Master Fund III. Ms. March has over twenty years of accounting and finance experience in the asset management industry. Ms. March has been with Icahn Associates since December 2003 and is responsible for financial reporting, accounting, administration and investment operations for the Icahn hedge funds. Prior to joining the Icahn organization, Ms. March held senior finance and accounting positions with Summit Asset Management Co. and Rho Asset Management Co., both private investment companies with concentrations in venture capital and private equity. Ms. March also had previous experience as controller for the investment firm, Henry Kaufman & Co. Ms. March is a C.P.A. and received her B.A. in 1974 from Dickinson College and an M.B.A. in 1980 from Rutgers University.

Dana Witkin is currently the Director of Investor Relations of Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master Fund, Icahn Maser Fund II, and Icahn Master Fund III. Ms. Witkin has eleven years of asset management experience. Ms. Witkin joined the firm in March 2006 and is responsible for investor relations. Prior to joining Icahn, she was an Associate at QFS, Inc. From 2001 to 2003, Ms. Witkin was an Associate at Blackstone Alternative Asset Management where she was involved with product development and client services. In 2000, she was an Analyst at Arden Asset Management. Ms. Witkin began her career as a Trust Specialist at First Union National Bank in Florida. Ms. Witkin received a B.S. in Finance in 1998 from West Virginia University.

Anthony Canova is currently the Controller of Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master Fund, Icahn Maser Fund II, and Icahn Master Fund III. Mr. Canova joined the firm as Controller in January 2006. He works on the accounting, operations and reporting for the hedge funds. Prior to joining Icahn, he worked at both Mellon HBV Alternative Strategies and Grant Thornton LLP. Mr. Canova is a C.P.A. and received a B.S. in Accounting in 2001 from Wagner College.

Felicia P. Buebel has served as Assistant Secretary of Icahn Enterprises G.P., Inc. since August 11, 2006. Ms. Buebel has served as assistant general counsel of Icahn Enterprises G.P., Inc. since December 2000.

Craig Pettit has been the Vice President/Taxes of Icahn Enterprises GP, Inc. since October 15, 2007. He has served as a Vice President and a Director of Taxes for various entities controlled by Mr. Icahn since October 2000. Mr. Pettit received a B.S. in Accounting and a Masters in Taxation from Brigham Young University.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

THE DEPOSITARY FOR THE OFFER IS:

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):	By Hand:

American Stock Transfer & Trust Company Attention: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attention: Reorganization Department Facsimile: 718-234-5001 To confirm: 1-877-248-6417	American Stock Transfer & Trust Company Attention: Reorganization Department 59 Maiden Lane Plaza Level New York, NY 10038

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Stockholders Call Toll Free: (800) 607-0088

E-mail: DYN@morrowco.com